THIRD AMENDED AND RESTATED LOAN AGREEMENT

dated as of August 9, 2018

among

RCM TECHNOLOGIES, INC. AND ALL OF ITS SUBSIDIARIES,
as the Borrowers,

THE LENDERS PARTY HERETO,

and

CITIZENS BANK OF PENNSYLVANIA,
 as Administrative Agent

CITIZENS BANK OF PENNSYLVANIA,
 as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

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Section 10.17	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	111
Section 10.18	Certain ERISA Matters	112
SCHEDULES:
Schedule 2.1	Commitments
Schedule 2.3	Existing Letters of Credit
Schedule 4.1(f)	Collateral Documents and Related Requirements
Schedule 5.6	Disclosed Matters
Schedule 5.13	Subsidiaries; Equity Interests
Schedule 5.14	Insurance
Schedule 5.16(a)	UCC Filing Offices
Schedule 7.1	Existing Liens
Schedule 10.1	Notice Information

EXHIBITS:
Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Committed Loan Notice
Exhibit C	Form of Revolving Loan Note
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Closing Certificate
Exhibit F	Form of Subsidiary Joinder Agreement
Exhibit G-1	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit G-2	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit G-3	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes
Exhibit G-4	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes
Exhibit H	Form of Solvency Certificate
Exhibit I	Form of Secured Obligation Designation Notice

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THIRD AMENDED AND RESTATED LOAN AGREEMENT
THIRD AMENDED AND RESTATED LOAN AGREEMENT, dated as of August 9, 2018, among RCM TECHNOLOGIES, INC., a Nevada corporation ("RCM"), and ALL OF ITS SUBSIDIARIES (collectively, the "Borrowers"), the Lenders party hereto, and CITIZENS BANK OF PENNSYLVANIA, as Administrative Agent.
RECITALS
A. The Borrowers, the Lenders and the Administrative Agent are presently parties to a certain Second Amended and Restated Loan and Security Agreement dated as of the 19th day of February, 2009 (as the same has been amended and modified prior to the date hereof, the "Original Loan Agreement").
B. Pursuant to the terms and provisions of the Original Loan Agreement, the Lenders made available to the Borrowers a revolving line of credit in the aggregate amount of $40,000,000.00 (the "Original Revolving Facility").
C. The Borrowers have requested that the Lenders agree to amend and restate the Original Loan Agreement in its entirety to, among other things, (i) amend the Original Revolving Facility to provide for a revolving line of credit facility having a maximum limit of $45,000,000.00 (which revolving line of credit facility shall include the ability of the Borrowers to request the issuance of trade and standby letters of credit thereunder), and (ii) extend the maturity date thereof.
D. The Borrowers, the Lenders and the Administrative Agent are entering into this Agreement and the Security Agreement (as such term is defined hereinafter) for the purpose of amending and restating in its entirety the Original Loan Agreement so that, following the date hereof, all of the loans heretofore extended by the Lenders to the Borrowers pursuant to the Original Loan Agreement and/or hereafter extended by the Lenders to the Borrowers shall be governed by the terms and provisions of this Agreement and the other Loan Documents (as such term is defined hereinafter).
 In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION
Section 1.1 Definitions.  As used in this Agreement, the following terms have the meanings specified below:
 "Accordion Feature" has the meaning assigned to such term in Section 2.10.
 "Acquired EBITDA" means, with respect to any Acquired Entity or Business for any period, the historical Consolidated EBITDA of such Acquired Entity or Business for such period as certified by a Financial Officer of the Borrowers, which historical Consolidated EBITDA shall be calculated in a manner consistent with the definition of Consolidated EBITDA herein and to be based on financial statements for such Acquired Entity or Business prepared in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments with respect to financial statements that are not annual audited financial statements), provided that when such Acquired EBITDA is included in Consolidated EBITDA it shall be on a Pro Forma Basis.

 "Acquired Entity or Business" means, for any period, any Person, property, business or asset acquired by a Borrower or any of its Subsidiaries in a Permitted Acquisition, to the extent not subsequently sold, transferred or otherwise Disposed of during such period.
 "Acquisition" means any transaction or series of related transactions resulting, directly or indirectly, in:  (a) the acquisition by any Person of (i) all or substantially all of the assets of another Person or (ii) all or substantially all of any business line, unit or division of another Person, (b) the acquisition by any Person (i) of in excess of 50% of the Equity Interests of any other Person, or (ii) otherwise causing any other Person to become a subsidiary of such Person, or (c) a merger, amalgamation consolidation, or any other combination of any Person with another Person (other than a Person that is a Borrower or a Subsidiary of a Borrower) in which a Borrower or any of its Subsidiaries is the surviving Person.
 "Adjusted LIBOR Rate" means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum equal to the LIBOR Rate in effect for such Interest Period multiplied by the Statutory Reserve Rate; provided, however, that the Adjusted LIBOR Rate shall at no time be less than 0% per annum.
 "Administrative Agent" means Citizens Bank, in its capacity as administrative agent for the Lenders or any successor thereto.
 "Administrative Agent's Payment Office" means the Administrative Agent's office located at One Logan Square, 130 N. 18th Street, Suite 1310, Philadelphia, Pennsylvania 19103, or such other office as to which the Administrative Agent may from time to time notify the Borrowers and the Lenders.
 "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.
 "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
 "Agent Parties" has the meaning assigned to such term in Section 10.1(d)(iii).
"Agreement" means this Third Amended and Restated Loan Agreement, as the same may be amended, modified or restated from time to time.
 "Agreement Date" means the first date appearing in this Agreement.
 "Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.
 "Anti-Terrorism Laws" has the meaning assigned to such term in Section 5.18(c).
 "Applicable Lending Office" means for any Lender, such Lender's office, branch or affiliate designated for LIBOR Loans or Letters of Credit or participations therein, as applicable, as notified to the Administrative Agent, any of which offices may be changed by such Lender.
 "Applicable Margin" means with respect to the Revolving Loans, the Unused Facility Fee and the L/C Participation Fees, during the applicable periods set forth below: in the case of (i) Prime Rate Borrowings, the percentage set forth in the following table under the heading "Prime Rate Margin", (ii) LIBOR Borrowing, the percentage set forth in the following table under the heading "LIBOR Margin", (iii)  the L/C Participation Fees, the percentage set forth in the table under the heading "L/C Participation Fee", and (iv) the Unused Facility Fees, the percentage set forth in the table under the heading "Unused Facility Fee":

Pricing Level	Consolidated Total Funded Debt to Consolidated EBITDA Ratio	Prime Rate Margin	LIBOR Margin	Unused Facility Fee	L/C Participation Fee
IV	Greater than or equal to 2.50:1.00	0.25%	2.00%	0.20%	0.20%
III	Greater than or equal to 2.25:1.00 but less than 2.50:1.00	0%	1.75%	0.15%	0.175%
II	Greater than or equal to 1.25:1.00 but less than 2.25:1.00	0%	1.50%	0.125%	0.15%
I	Less than 1.25:1.00	0%	1.25%	0.10%	0.125%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a "Margin Determination Date") that is the first day of the calendar month following the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.1(c) for the most recently ended fiscal quarter of the Borrower. In the event that financial statements and a Compliance Certificate for the fiscal quarter most recently completed prior to such date of determination either: (i) have not been delivered to the Administrative Agent in compliance with the requirements of this Agreement, or (ii) if delivered, do not comply in form with the requirements for quarterly financial statements and/or Compliance Certificates set forth herein (as determined in the sole reasonable judgment of the Administrative Agent), then the Administrative Agent may determine, in its reasonable judgment, the Applicable Margin that will be in effect for the period commencing on such date until delivery of documents which do comply, and (provided that the Applicable Margin shall be based on Pricing Level IV until the Margin Determination Date for the first fiscal quarter ending after the Closing Date).  The Applicable Margin shall be effective from one Margin Determination Date until the next Margin Determination Date.  Any adjustment in the Applicable Margin shall be applicable to all Loans then existing or subsequently made during the applicable period for which the relevant Applicable Margin applies.
Notwithstanding the foregoing, in the event that any financial statement delivered pursuant to Section 6.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 6.1(c) is inaccurate (regardless of whether (i) any of the Revolving Commitments are in effect, or (ii) any Loans or Letters of Credit are outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an "Applicable Period") than the Applicable Margin applied for such Applicable Period, then (A) the Borrowers shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Total Funded Debt to Consolidated EBITDA Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) the Borrowers shall immediately, jointly and severally, pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.7.  Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Section 3.1 and Section 8.1.

 "Applicable Percentage" means, at any time (a) with respect to any Lender, the percentage equal to a fraction the numerator of which is the amount of such Lender's Revolving Commitment and the denominator of which is the aggregate amount of all Revolving Commitments of all Lenders (provided that if the Revolving Commitments have terminated or expired, the Applicable Percentages of the Lenders under the Revolving Facility shall be determined based upon the Revolving Exposure at such time of the determination pursuant to clause (b) below) and (b) with respect to the Loans, a percentage equal to a fraction the numerator of which is such Lender's Outstanding Amount of the Loans and the denominator of which is the aggregate Outstanding Amount of all Loans.
 "Appropriate Lenders" means, at any time, (a) with respect to the Revolving Facility, the Lenders, and (b) with respect to any Letters of Credit, the L/C Issuer and the Lenders.
 "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
 "Approved Line of Business" means, collectively, (a) those lines of business in which the Borrowers and their Subsidiaries operate on the Closing Date, and (b) any business or activity that is the same, similar or otherwise reasonably related, ancillary, complementary or incidental thereto.
 "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4) and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
 "Attorney Costs" means when referring to the Attorney Costs of (a) the Administrative Agent, all reasonable and documented fees and reasonable and documented out-of-pocket expenses, charges, disbursements and other charges of one law firm (and one local counsel in each relevant jurisdiction and one special or regulatory counsel for each relevant subject matter to the extent reasonably necessary) and (b) each Credit Party other than the Administrative Agent, all reasonable and documented fees and reasonable and documented out-of-pocket expenses, charges, disbursements and other charges of one counsel to each such Credit Party.
 "Attributable Indebtedness" means, at any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Capitalized Lease, and (c) all Synthetic Debt of such Person.
 "Audited Financial Statements" means the audited consolidated balance sheet of the Borrowers and their Subsidiaries as of the last day of each of the most recent Fiscal Year ended at least 90 days prior to the Closing Date and the related audited consolidated statements of income, comprehensive income, cash flows and shareholders' equity of the Borrowers and their Subsidiaries for the most recent Fiscal Year ended at least 90 days prior to the Closing Date.
 "Auto-Renewal Letter of Credit" has the meaning assigned to such term in Section 2.3(b)(iii).

 "Availability Period" means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and, if different, the date of the termination of the Revolving Commitments in accordance with the provisions of this Agreement.
 "Back-to-Back Letter of Credit" means a letter of credit, in form and substance reasonably satisfactory to the L/C Issuer and issued by an issuer reasonably satisfactory to the L/C Issuer.
 "Backstopped" means, in respect of any Letter of Credit that remains outstanding on the applicable date, that the L/C Issuer shall have received (a) a Back-to-Back Letter of Credit and/or (b) cash or Cash Equivalents, provided that (i) the sum of the maximum drawable amount of such Back-to-Back Letter of Credit plus the amount of such cash and Cash Equivalents shall not be less than the Minimum Collateral Percentage of the maximum drawable amount of such Letter of Credit, (ii) the arrangements with respect to such cash, Cash Equivalents and drawings on any Back-to‑Back Letter of Credit allow the L/C Issuer to apply the same to reimburse itself with respect to drawings on, and other sums owing with respect to, such Letter of Credit, and (iii) the requirements under clauses (i) and (ii) of this defined term are in all respects satisfactory to the L/C Issuer.
 "Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
 "Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.
 "Bankruptcy Code" means Title 11 of the United State Code or any similar federal or state law for the relief of debtors.
"Beneficial Ownership Certification" means, with respect to any Borrower, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association or such other form satisfactory to the Administrative Agent.
 "Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.
 "Benefit Plan" means any of (a) an "employee benefit plan" (as defined in ERISA) that is subject to Title I of ERISA, (b) a "plan" as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such "employee benefit plan" or "plan".
 "Board" means the Board of Governors of the Federal Reserve System of the United States.
 "Borrower(s)" has the meaning assigned to such term in the Preamble.
 "Borrowing" means Loans of the same Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.
 "Borrowing Minimum" means, (a) in the case of a LIBOR Borrowing $500,000.00, and (b) in the case of a Daily LIBOR Rate Borrowing or a Prime Rate Borrowing, $1.00.

 "Borrowing Multiple" means (a) in the case of a LIBOR Borrowing $100,000.00, and (b) in the case of a Daily LIBOR Rate Borrowing or a Prime Rate Borrowing, $1.00.
 "Business Day" means any day other than a Saturday, Sunday or day on which banks in New York City, New York are authorized or required by law to close; provided, however, that when used in connection with a LIBOR Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
 "Capital Expenditures" means, for any period, with respect to any Person, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability) by such Person and its subsidiaries for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries (it being understood that "Capital Expenditures" shall not include any portion of the purchase price of a Permitted Acquisition that is required to be capitalized under GAAP).
 "Capitalized Lease Obligations" means, at the time any determination thereof is to be made, the amount of the liabilities in respect of Capitalized Leases that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.
 "Capitalized Leases" means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.
 "Cash Collateralize" means to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if each of the Administrative Agent and the L/C Issuer shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer. "Cash Collateral", "Cash Collateralized" and "Cash Collateralization" shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.
 "Cash Equivalents" means each of the following: (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof, (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and having a rating reasonably acceptable to the Lenders, (c) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of "A" or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.
 "Cash Management Obligations" means all obligations of the Borrowers in respect of any Cash Management Services provided to any Borrower (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Closing Date to a Person that is a Lender or an Affiliate of a Lender as of the Closing Date or (c) owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred or becomes a Lender or an Affiliate of a Lender after it has incurred such obligations, provided that any such provider of Cash Management Services (other than the Administrative Agent or its Affiliates) executes and delivers a Secured Obligation Designation Notice to the Administrative Agent (with a copy to the Borrowers).

 "Cash Management Services" means, collectively, (a) commercial debit or credit cards, merchant card processing and other services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including cash pooling arrangements, controlled disbursement, netting, overdraft, lockbox and electronic or automatic clearing house fund transfer services, return items, sweep and interstate depository network services, foreign check clearing services), and (c) any other demand deposit or operating account relationships or other cash management services.
 "Casualty Event" means any event that gives rise to the receipt by any Borrower or any of its Subsidiaries of any insurance proceeds or condemnation awards arising from any damage to, destruction of, or other casualty or loss involving, or any seizure, condemnation, confiscation or taking under power of eminent domain of, or requisition of title or use of or relating to or in respect of any equipment, fixed assets or real property (including any improvements thereon) of such Borrower or any of its Subsidiaries.
 "Change in Law" means the occurrence, after the Agreement Date, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority or the compliance therewith by any Credit Party (or, for purposes of Section 3.4(b), by any Applicable Lending Office of such Credit Party or such Credit Party's holding company, if any); provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.
 "Change of Control" means an event or series of events by which (a) any Person (other than another Borrower) or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Agreement Date) shall own directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power or economic interests represented by the issued and outstanding Equity Interests of any Borrower on a fully diluted basis, (b) a majority of the seats (other than vacant seats) on the board of directors (or equivalent governing body) of any Borrower shall at any time be occupied by Persons who were neither (i) nominated, approved or appointed by the board of directors (or equivalent governing body) of such Borrower, nor (ii) nominated, approved or appointed by individuals so nominated, approved, or appointed, (c) a Borrower shall fail to own, directly or indirectly, free and clear of all Liens or other encumbrances (other than Liens created pursuant to any Loan Document), 100% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding Equity Interests of each of its Subsidiaries (or such lesser percentage as may be owned, directly or indirectly, as of the Closing Date or the later acquisition thereof) except where such failure is as a result of a transaction permitted by the Loan Documents, or (d) any change in control (or similar event, however denominated) with respect to any Borrower or any of its Subsidiaries shall occur under and as defined in any indenture or agreement in respect of Indebtedness in an outstanding principal amount in excess of the Threshold Amount to which any Borrower or any of its Subsidiaries is a party.

 "Citizens Bank" means Citizens Bank of Pennsylvania, a Pennsylvania state chartered bank.
 "Closing Date" means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 10.2).
 "Code" means the Internal Revenue Code of 1986, and the rules and regulations issued thereunder.
 "Collateral" means all the "Collateral" as defined in the Collateral Documents and all other property of whatever kind and nature pledged or charged, or purported to be pledged or charged, as collateral under any Collateral Document; provided that the term Collateral shall exclude any Voting Equity Interests in any Foreign Subsidiary, Controlled Foreign Corporation or Foreign Subsidiary Holdco, in each case in excess of 65% of the total combined voting power of such Foreign Subsidiary, such Controlled Foreign Corporation or such Foreign Subsidiary Holdco.
 "Collateral Access Agreement" means each landlord waiver, bailee waiver or other agreement, in form and substance reasonably satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, assignee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any Borrower for any real property where any Collateral is located.
 "Collateral Documents" means, collectively, the Security Agreement, each account control agreement, each Foreign Pledge Agreement, each Collateral Access Agreement, each Perfection Certificate, each agreement creating or perfecting rights in Cash Collateral and each other security agreement, instrument or other document executed or delivered pursuant to the Collateral Requirement, Section 6.12, Section 6.17 or the Security Agreement to secure any of the Secured Obligations.
 "Collateral Requirement" means, at any time, the requirement that:
(a) the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.1, or, following the Closing Date, pursuant to Section 6.17 (to the extent not delivered on the Closing Date) or Section 6.12, duly executed by each Borrower that is a party thereto;
(b) except to the extent otherwise provided hereunder or under any Collateral Document, the Secured Obligations shall have been secured by a perfected first priority (subject to Liens expressly permitted pursuant to Section 7.1) security interest in substantially all tangible and intangible assets of each Borrower (including (i) accounts receivable, (ii) deposit accounts, commodity accounts and security accounts which shall be Controlled Accounts except that no Deposit Account (as such term is defined in the Security Agreement) shall be required to be a Controlled Account, (iii) inventory, (iv) machinery and equipment, (v) investment property, (vi) cash, (vii) Intellectual Property, (viii) other general intangibles, (ix) Pledged Debt, Pledged Debt Securities and Pledged Equity Interests (as such terms are defined in the Security Agreement), (x) motor vehicles (provided that no action shall be required to be taken to perfect the security interest therein other than the filing of a UCC financing statement) and (xi) the proceeds of the foregoing), it being understood that the Administrative Agent shall have received all stock certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank; provided that the pledge of any shares in respect of any Subsidiaries that are not Wholly-Owned Subsidiaries shall be limited to the shares actually owned by the applicable pledgor;

(c) the Secured Obligations shall have been secured by a first priority security interest in all Indebtedness owed to a Borrower which, if evidenced by a promissory note or other instrument, shall have been pledged to the Administrative Agent, and the Administrative Agent shall have received such other promissory notes and other instruments together with note powers or other instruments of transfer with respect thereto endorsed in blank;
(d) none of the Collateral shall be subject to any Lien other than Liens expressly permitted by Section 7.1; and
(e) the Administrative Agent shall have received a Perfection Certificate from the Borrowers with respect to each Borrower.
The foregoing definition shall not require the creation or perfection of pledges of or security interests in particular assets if and for so long as the Administrative Agent agrees in writing that the cost of creating or perfecting such pledges or security interests in such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.
The Administrative Agent may grant extensions of time for the perfection of security interests in and the other requirements pursuant to this definition with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Borrowers on such date) where it reasonably determines (and without the consent of any other Secured Party), that, except as may be required by law, perfection or other requirements cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) Liens required to be granted from time to time pursuant to the Collateral Requirement shall be subject to exceptions and limitations set forth herein and in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Borrowers, (b) in no event shall the Collateral include any Excluded Assets (as such term is defined in the Security Agreement), and (c) notwithstanding anything to the contrary included in this definition, delivery of only the Collateral Documents required to be delivered by Section 4.1 shall be a condition precedent to the Credit Extensions on the Closing Date.
 "Committed Loan Notice" means a notice of a Borrowing, a conversion of Loans from one Type to another, or a continuation of LIBOR Loans pursuant to Section 2.2(a), which, if in writing, shall be substantially in the form of Exhibit B.
 "Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute.
 "Communications" means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to Section 10.1, including through the Platform.
 "Compliance Certificate" means a certificate, substantially in the form of Exhibit D.
 "Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

 "Consolidated EBITDA" means, with respect to the Borrowers and their Subsidiaries for any period, the sum of (i) Consolidated Net Income (excluding any realized gains or losses from foreign exchange transactions) before interest, Taxes, depreciation and amortization, (ii) non-cash charges (including, but not limited to, any write-offs of goodwill), and (iii) the net loss if any (expressed as a positive number) arising solely from Permitted Asset or Stock Sales up to an amount, which when added to other net losses previously recognized under this subparagraph (iii) does not exceed $5,000,000.00 in the aggregate.  For purposes of determining "Consolidated EBITDA" under this Agreement, the Borrowers will be permitted to add back to Consolidated Net Income (a) up to $1,447,000.00 (in the aggregate), of non-recurring expenses including, but not limited to, expenses related to office closures, expenses related to the acquisition of PSR Engineering Solutions d.o.o. limited liability corporation, severance paid to a senior vice president, loss on the sale of a business unit, and all fees associated with a modification of the Original Loan Agreement, incurred in the Borrowers' fiscal quarter ending on December 31, 2017; (b) up to $1,372,000.00 (in the aggregate), of non-recurring expenses including, but not limited to, severance paid to the former president/CEO, fees associated with transactional advisory services, search fees for certain executive personnel and legal fees, incurred in the Borrowers' Fiscal Year ending on December 31, 2018; and (c) up to $1,000,000.00 (in the aggregate), of consulting expenses in analyzing tax credits for research and development costs and 179D energy savings tax credits (collectively, "Consulting Expenses"), for the applicable rolling four quarter periods in which such non-recurring expenses or Consulting Expenses are incurred.  (The Borrowers hereby acknowledge that these are a one-time accommodation and are not intended to affect any other provision of this Agreement).
 "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Measurement Period,
(a) if there is no Consolidated Total Funded Debt outstanding in the fiscal quarter in which a distribution on Equity Interests is paid or in the fiscal quarter immediately following such fiscal quarter, the ratio of (i) the sum of (A) Consolidated EBITDA, plus (B) distributions on Equity Interests paid, to (ii) the sum of (A) Consolidated Interest Expense, plus (B) income taxes paid, plus (C) scheduled principal payments, plus (D) unfunded Capital Expenditures, plus (E) distributions on Equity Interests paid; or
(b) if there is Consolidated Total Funded Debt outstanding in the fiscal quarter in which a distribution on Equity Interests is paid or in the fiscal quarter immediately following such quarter, the ratio of (i) the sum of Consolidated EBITDA, to (ii) the sum of (A) Consolidated Interest Expense, plus (B) income taxes paid, plus (C) scheduled principal payments, plus (D) unfunded Capital Expenditures, plus (E) distributions on Equity Interests paid.  (In the event an amount attributable to a distribution on Equity Interests was added to the numerator of the Consolidated Fixed Charge Coverage Ratio pursuant to subparagraph (a) above during the testing period in question, that amount shall continue to be included in the numerator for purposes of determining the Consolidated Fixed Charge Coverage Ratio pursuant to this subparagraph (b)).
In calculating the denominator of the Consolidated Fixed Charge Coverage Ratio: (1) any deferred portion of a purchase price required to be paid by a Borrower in connection with a Permitted Acquisition shall not be considered; and (2) solely for the relevant Measurement Periods, the Permitted Dividend, if made, shall not be considered in calculating the numerator and denominator of the Consolidated Fixed Charge Coverage Ratio.

 "Consolidated Interest Expense" means, with respect to any Person and its Subsidiaries for any period, the sum of (a) consolidated total interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including (without duplication), amortization of debt issuance costs and original issue discount, premiums paid to obtain payment, financial assurance or similar bonds, interest capitalized during construction, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments under Capitalized Leases and the implied interest component of Synthetic Lease Obligations (regardless of whether accounted for as interest expense under GAAP) (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptances and net costs in respect of any obligations under any Swap Agreements constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of such Person and its Subsidiaries), plus (b) all cash dividends paid or payable on preferred stock during such period other than to such Person or a Borrower, plus or minus, as applicable, to the extent they would otherwise be included in interest expense under GAAP, unrealized gains and losses arising from derivative financial instruments issued by such Person for the benefit of such Person or its Subsidiaries, in each case determined on a consolidated basis for such period.

 "Consolidated Net Income"  means, for any Person (the "first Person") for any period, the sum of net income (or loss) for such period of such first Person and its subsidiaries determined on a consolidated basis in accordance with GAAP, excluding, without duplication, to the extent included in determining such net income (or loss) for such period:  (a) any income (or loss) of any other Person (the "second Person") if such second Person is not a subsidiary of such first Person, except that such first Person's equity in the net income of any second Person for such period shall be included in the determination of Consolidated Net Income up to the aggregate amount of cash actually distributed by such second Person during such period to such first Person or any of its subsidiaries as a dividend or other distribution, (b) the income (or loss) of any second Person accrued prior to the date it became a subsidiary of such first Person or is merged into or consolidated with such first person or any of its subsidiaries or such second Person's assets are acquired by such first person or any of its subsidiaries, (c) non-recurring gains (or losses), (d) the income of any subsidiary of such first Person to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of that income is prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such subsidiary, and (e) all non-cash adjustments made to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with ASC 830.
 "Consolidated Total Funded Debt" means, with respect to the Borrowers and their Subsidiaries at any time and as determined on a consolidated basis and without duplication, an amount equal to the sum of Indebtedness of the type set forth in clauses (a), (b), (c), (e), and (g) of the definition thereof, including without limitation all Sellers Notes.
 "Consolidated Total Funded Debt to Consolidated EBITDA Ratio" means, with respect to any Measurement Period, the ratio of (a) Consolidated Total Funded Debt, to (b) Consolidated EBITDA.
 "Contested in Good Faith" means, with respect to any matter, that such matter is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.
 "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
 "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings analogous thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or any equivalent thereof.

 "Controlled Account" means, as the context may require, a commodities account, deposit account and/or securities account that is subject to a Control Agreement (as defined in the Security Agreement) in form and substance satisfactory to the Administrative Agent and, with respect to Cash Collateral, the L/C Issuer.
 "Controlled Foreign Corporation" means a controlled foreign corporation within the meaning of Section 957(a) of the Code.
 "Credit Extension" means the making of a Loan or an L/C Credit Extension.
 "Credit Parties" means the Administrative Agent, the L/C Issuer and the Lenders.
 "Daily LIBOR Rate" means, for any day, a rate per annum equal to the Adjusted LIBOR Rate in effect on such day for deposits in Dollars for a one‑month Interest Period (subject to any interest rate floor set forth in the definition of "Adjusted LIBOR Rate").
 "Daily LIBOR Rate Borrowing" means, as to any Borrowing, the Daily LIBOR Rate Loans comprising such Borrowing.
"Daily LIBOR Rate Loan" means a Loan bearing interest based on the Daily LIBOR Rate.
"Debtor Relief Laws" means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
 "Default" means any event or condition that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
 "Default Rate" means (a) when used with respect to the outstanding principal balance of any Loan, the sum of (i) the rate of interest otherwise applicable thereto plus (ii) 2.00% per annum, and (b) when used with respect to any L/C Borrowing or any interest, fee or other amount payable under the Loan Documents which shall not have been paid when due, the sum of (i) the Prime Rate plus (ii) the Applicable Margin applicable to Prime Rate Borrowings plus (iii) 2.00% per annum.
 "Defaulting Lender" means, subject to Section 2.8(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent or the L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement)

cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers, or (d) has, or has a direct or indirect holding company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect holding company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.8(b)) upon delivery of written notice of such determination to the Borrowers, the L/C Issuer, and each Lender.
 "Disclosed Matters" means the actions, suits, proceedings and environmental matters disclosed in Schedule 5.6.
 "Disposition" means, with respect to any Person, the sale, transfer, license, lease or other disposition (including any Sale and Leaseback and any sale or issuance of Equity Interests including by way of a merger) by such Person to any other Person, with or without recourse, of (a) any notes or accounts receivable or any rights and claims associated therewith, (b) any Equity Interests of any Subsidiary (other than directors' qualifying shares), or (c) any other assets, provided, however, that none of the following shall constitute a Disposition:  (i) any sale, transfer, license, lease or other disposition by a Borrower to another Borrower on terms which are no less favorable than are obtainable from any Person which is not one of its Affiliates, (ii) the collection of accounts receivable and other obligations in the ordinary course of business, (iii) sales of inventory in the ordinary course of business, (iv) dispositions of substantially worn out, damaged, uneconomical, surplus or obsolete equipment, equipment that is no longer useful in the business of a Borrower or its Subsidiaries, and (v) sales, transfers, licenses, leases or other Dispositions resulting in the Borrowers' receipt of aggregate Net Cash Proceeds not exceeding $250,000.00 during any Fiscal Year.  Each of the terms "Dispose" and "Disposed" when used as a verb shall have an analogous meaning.
 "Disqualified Equity Interest" means, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any rights of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the prior occurrence of the Termination Date), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date at the time such Equity Interests are issued.

 "Dollars" or "$" refers to lawful money of the United States.
 "Domestic Subsidiary" means a Subsidiary incorporated or organized under the laws of the United States, or any state, commonwealth or other political subdivision thereof (including, for the avoidance of doubt, the District of Columbia).
 "Earn-Out Obligations" means, with respect to any Person, obligations of such Person that are recognized under GAAP as a liability of such Person, payable in cash or which may be payable in cash at the seller's or obligee's option arising from the acquisition of a business or a line of business (whether pursuant to an acquisition of Equity Interests or assets, the consummation of a merger or consolidation or otherwise) and payable to the seller or sellers thereof and which are based on the performance of the acquired business or assets.
 "EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
 "EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
 "EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
 "Eligible Assignee" means any Person that meets the requirements to be an assignee under Section 10.4(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.4(b)(iii)).
 "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of liability, non-compliance or violation, investigations, proceedings, settlements, consent decrees, consent orders, consent agreements and all costs and liabilities relating to or arising from or under any Environmental Law, including (a) any and all claims by Governmental Authorities for enforcement, investigation, corrective action, cleanup, removal, response, remedial or other actions, cost recovery, damages, natural resource damages or penalties pursuant to or arising under any Environmental Law, (b) any and all claims by any one or more Persons seeking damages, contribution, restitution, indemnification, cost recovery, compensation or injunctive relief directly or indirectly resulting from, based upon or arising under Environmental Law, pertaining to Hazardous Materials or an alleged injury or threat of injury to human health, safety, natural resources, or the indoor or outdoor environment, and (c) all liabilities contingent or otherwise, expenses, obligations, losses, damages, fines and penalties arising under any Environmental Law.
 "Environmental Law" means, collectively and individually any and all federal, state, local, or foreign statute, rule, regulation, code, guidance, ordinance, order, judgment, directive, decree, injunction or common law as now or previously in effect and regulating, relating to or imposing liability or standards of conduct concerning:  the environment; protection of the environment and natural resources; air emissions; water discharges; noise emissions; the Release, threatened Release or discharge into the environment and physical hazards of any Hazardous Material; the generation, handling, management, treatment, storage, transport or disposal of any Hazardous Material or otherwise concerning pollution or the protection of the outdoor or indoor environment, preservation or restoration of natural resources, employee or human health or safety, and potential or actual exposure to or injury from Hazardous Materials.

 "Environmental Liability" means, in respect of any Person, any statutory, common law or equitable liability, contingent or otherwise of such Person directly or indirectly resulting from, arising out of or based upon (a) the violation of any Environmental Law or Environmental Permit, or (b) an Environmental Claim.
 "Environmental Permit" means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.
 "Equity Interests" means, with respect to any Person, (a) shares of capital stock of (or other ownership or profit interests in) such Person, (b) warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (c) securities (other than Indebtedness) convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), (d) all other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, and (e) any Security Entitlement (as defined in the Security Agreement) in respect of any Equity Interest described in this definition.
 "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations issued thereunder.
 "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Code.
 "ERISA Event" means (a) any "reportable event", as defined in Section 4043(c) of ERISA with respect to a Pension Plan (other than an event for which the 30-day notice period referred to in Section 4043 of ERISA is waived); (b) the existence with respect to any Pension Plan of a non-exempt "prohibited transaction," as defined in Section 406 of ERISA or Section 4975(c)(1) of the Code; (c) any failure of any Pension Plan to satisfy the "minimum funding standard" applicable to such Pension Plan under Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j)(3) of the Code with respect to any Pension Plan or the failure of any Borrower or ERISA Affiliate to make any required contribution to any Multiemployer Plan; (e) a determination that any Pension Plan is, or is expected to be, in "at-risk" status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (f) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan including the imposition of any Lien in favor of the PBGC or any Pension Plan(other than for PBGC premiums due but not delinquent under Section 4007 of ERISA); (g) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or Section 4041A or ERISA, the receipt by any Borrower or any ERISA Affiliate from the PBGC or a Pension Plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA or the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA or the termination of, or the appointment of a trustee to administrator, any Pension Plan; (h) any limitations under Section 436 of the Code become applicable; (i) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (j) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (k) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA; or (l) the imposition on any Borrower or any ERISA Affiliate of any tax under Chapter 43 of Subtitle D of the Code, or the assessment of a civil penalty on any Borrower or any ERISA Affiliate under Section 502(c) of ERISA.
 "EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
 "Event of Default" has the meaning assigned to such term in Section 8.1.
 "Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Revolving Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Revolving Loan or Revolving Commitment (other than pursuant to an assignment request by the Borrowers under Section 3.7(b)) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 3.6, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient's failure to comply with Section 3.6(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.
 "Existing Letter of Credit" means each letter of credit previously issued for the account of the Borrowers under the Original Loan Agreement that is outstanding on the Closing Date and is listed on Schedule 2.3.
 "FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
 "Federal Funds Effective Rate" means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it and (c) if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
"Financial Covenants" means the covenants set forth in Section 7.10.
 "Financial Officer" means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or comptroller of such Person (or such other financial officer as is acceptable to the Administrative Agent).
 "Fiscal Year" means the four fiscal quarter period of the Borrower ending on the Saturday closest to December 31 of each calendar year.
 "Flood Documents" has the meaning set forth in Section 9.11.
 "Flood Insurance Laws" means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
 "Foreign Lender" means (a) if a Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
 "Foreign Plan" means any employee pension benefit plan or arrangement (a) maintained, or contributed to by any Borrower or Subsidiary that is not subject to the laws of the United States, or (b) mandated by a government other than the United States for employees of any Borrower or Subsidiary.
 "Foreign Pledge Agreement" means, collectively each local law pledge agreement executed and delivered by a Borrower and the Administrative Agent to grant a security interest in the Equity Interests of a Foreign Subsidiary, each in form and substance satisfactory to the Administrative Agent.
 "Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.
 "Foreign Subsidiary Holdco" means any Domestic Subsidiary that owns no material assets other than the Equity Interests of one or more Foreign Subsidiaries that are Controlled Foreign Corporations.
 "Fronting Exposure" means, at any time there is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender's L/C Exposure other than such Defaulting Lender's L/C Exposure that has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
 "Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

 "GAAP" means generally accepted accounting principles in effect from time to time in the United States.
 "Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any department, commission, board, bureau, agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
 "Guarantees" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.  The term "Guaranteed" has a meaning analogous thereto.  The amount of any Guarantee at any time shall be deemed to be an amount equal to the lesser at such time of (i) the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if not stated or determinable, the maximum reasonably anticipated amount of the obligations in respect of which such Guarantee is made) and (ii) the maximum amount for which the guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee.
 "Hazardous Materials" means all substances, wastes, chemicals, pollutants, or other contaminants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, mold, infectious, pharmaceutical or medical wastes and all other substances of any nature that are now or hereafter regulated under any Environmental Law or are now or hereafter defined, listed, classified, considered or described as hazardous, dangerous or toxic by any Governmental Authority or under any Environmental Law.
 "Indebtedness" of any Person means, without duplication:
(a) all obligations of such Person for borrowed money;
(b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including seller paper;
(c) the maximum amount (after giving effect to any prior drawings or reductions which have been reimbursed) of all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, surety bonds (but excluding any performance or payment bonds issued in the ordinary course of such Person's business), and similar instruments issued or created by or for the account of such Person;

(d) the Swap Termination Value of each Swap Agreement (to the extent reflecting an amount owed by such Person or an amount that would be owing were such Swap Agreement terminated);
(e) the Attributable Indebtedness of such Person in respect of Capitalized Lease Obligations, Synthetic Debt and Synthetic Lease Obligations of such Person (regardless of whether accounted for as indebtedness under GAAP);
(f) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business which are paid within 90 days of their respective due dates and (ii) any purchase price adjustments, earn out or similar obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);
(g) indebtedness (excluding prepaid interest thereon) secured by a Lien (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by a Lien) on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(h) all Earn-Out Obligations due and owing of such Person;
(i) all obligations of such Person in respect of Disqualified Equity Interests;
(j) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted (e.g., take or pay obligations) or similar obligations and, without duplication, all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; and
(k) all Guarantees by such Person of any of the foregoing.
The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of Indebtedness of any Person for purposes of clause (g) shall be deemed to be equal to the greater of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.
 "Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
 "Indemnitee" has the meaning assigned to such term in Section 10.3(b).
 "Information" has the meaning assigned to such term in Section 10.14(b).
 "Intellectual Property" has the meaning assigned to such term in the Security Agreement.
 "Interest Payment Date" means (a) with respect to any Loan (including without limitation any LIBOR Loan with an Interest Period of greater than two months), the first day of each calendar quarter, commencing on the first day of the first full calendar quarter following the Closing Date, (b) for any LIBOR Loan, in addition to any applicable date set forth in the preceding clause (a), the last day of the applicable Interest Period for such LIBOR Loan, and (c) with respect to all Loans, the Maturity Date of the Revolving Facility.

 "Interest Period" means, with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, or six months thereafter, as the Borrowers may elect, provided that: (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no Interest Period in respect of any Loan shall end after the Maturity Date of the Revolving Facility.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
 "Interpolated Screen Rate" means in relation to the LIBOR Rate for any Loan, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:  (a) the rate as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing quotations of interest rates applicable to Dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Administrative Agent from time to time; in each case the "Screen Rate") for the longest period (for which that Screen Rate is available) that is shorter than the applicable Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available) that exceeds such Interest Period, in each case, at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.
 "Investment" means, as to any Person, (a) any Acquisition by such Person, (b) any direct or indirect acquisition or investment by such Person in another Person, whether by means of the purchase or other acquisition of Equity Interests or debt or other securities of another Person (including any partnership or joint venture interest), or (c) any direct or indirect loan, advance or capital contribution to, Guarantee with respect to any Indebtedness or other obligation of, such other Person.  For purposes of covenant compliance, the amount of any Investment on any date of determination shall be, in the case of any Investment in the form of (i) a loan or an advance, the principal amount thereof outstanding on such date, (ii) a Guarantee, the amount of such Guarantee as determined in accordance with the last sentence of the definition of such term, (iii) a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, or the issuance of Equity Interests to such investor, the fair market value (as determined reasonably and in good faith by the chief financial officer of RCM) of such Equity Interests or other property as of the time of the transfer or issuance, without any adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment, and (iv) any Investment (other than any Investment referred to in clauses (i), (ii) or (iii) above) in the form of an Acquisition or a purchase or other acquisition for value of any evidences of Indebtedness or other securities of any other Person, the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus the cost of all additions, as of such date, thereto, and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment.

 "IRS" means the United States Internal Revenue Service.
 "ISP" means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time of issuance)
 "Latest Maturity Date" means, at any date of determination, the latest Maturity Date applicable to any Revolving Loan or Revolving Commitment hereunder at such time, in each case as extended in accordance with this Agreement or pursuant to any other Loan Document from time to time.
 "L/C Advance" has the meaning assigned to such term in Section 2.3(c)(iii).
 "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable L/C Honor Date or refinanced as a Borrowing.
 "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance or renewal thereof or extension of the expiry date thereof, or the reinstatement or increase of the amount thereof or any amendment thereto.
 "L/C Disbursement" means a payment made by the L/C Issuer pursuant to a Letter of Credit.
 "L/C Exposure" means, with respect to any Lender at any time, its Applicable Percentage of the L/C Obligations.
 "L/C Fronting Fee" has the meaning assigned to such term in Section 3.2(b)(ii).
 "L/C Honor Date" has the meaning assigned to such term in Section 2.3(c)(i).
 "L/C Issuer" means Citizens Bank in its capacity as issuer of Letters of Credit hereunder.
 "L/C Obligations" means, at any time, with respect to all of the Lenders, the sum, without duplication, of (a) the undrawn portion of all Letters of Credit plus (b) the aggregate of all Unreimbursed Amounts in respect of Letters of Credit (unless refinanced as a Borrowing), including all L/C Borrowings.
 "L/C Participation Fee" has the meaning assigned to such term in Section 3.2(b)(i).
 "Lead Arranger" means Citizens Bank, in its capacity as lead arranger and bookrunner of the Revolving Facility established under this Agreement.
 "Lenders" means (a) the financial institutions listed on Schedule 2.1 (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption.
 "Letter of Credit" means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
 "Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
 "Letter of Credit Documents" means, with respect to each Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any Letter of Credit Application and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral for such obligations.

 "Letter of Credit Expiration Date" means the day that is the twelve month anniversary of the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).
 "LIBOR Borrowing" means, as to any Borrowing, the LIBOR Loans comprising such Borrowing.
 "LIBOR Loan" means a Loan (other than a Daily LIBOR Rate Loan) bearing interest based on the Adjusted LIBOR Rate.
 "LIBOR Rate" means:
(a) with respect to each day during each Interest Period pertaining to a LIBOR Loan in Dollars the rate per annum determined by the Administrative Agent to be the arithmetic average of the London Interbank Offered Rates administered by the ICE Benchmark Administration (or any Person that takes over administration of such rate) for deposits in Dollars for a duration equal to or comparable to the duration of such Interest Period which appear on the relevant Bloomberg page (or such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in Dollars as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m. (London time) on the Quotation Day for such Interest Period; or
(b) for any interest calculation with respect to a Daily LIBOR Rate Loan on any date, the rate per annum determined by the Administrative Agent to be the arithmetic average of the London Interbank Offered Rates administered by the ICE Benchmark Administration (or any Person that takes over administration of such rate) for deposits in Dollars with a term of one (1) month commencing such day which appear on the relevant Bloomberg page (or such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in Dollars as may be designated by the Administrative Agent from time to time), at or about 11:00 am (London time) on such day;
provided that if such rate is not available at such time for any reason, then the "LIBOR Rate" with respect to such Loan for such period shall be the Interpolated Screen Rate, where applicable.  Each calculation by the Administrative Agent of the LIBOR Rate hereunder shall be conclusive and binding on the parties hereto for all purposes, absent clearly manifest error.  Notwithstanding the foregoing, for purposes of this Agreement, the LIBOR Rate shall at no time be less than 0.00% per annum.
 "LIBOR Scheduled Unavailability Date" has the meaning specified in Section 3.3(b).
 "LIBOR Successor Rate" has the meaning specified in Section 3.3(b).
 "LIBOR Successor Rate Conforming Changes" means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Interest Period, timing and frequency of determining rates and making payments of interest and other administrative and yield protection matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with then-prevailing market practice (or, if the Administrative Agent determines that implementation of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

 "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capitalized Lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
 "Loan" means an extension of credit by a Lender to the Borrowers under Article 2.
 "Loan Document Obligations" means the due and punctual payment and performance of all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower under or pursuant to each of the Loan Documents or otherwise with respect to any Loan or Letter of Credit and all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding.
 "Loan Documents" means, collectively, this Agreement, the Revolving Loan Notes, each Letter of Credit Application, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.9, the Collateral Documents and each other document entered into in connection herewith.
 "Margin Stock" has the meaning assigned to such term in Regulation U.
 "Master Agreement" has the meaning assigned to such term in the definition of "Swap Agreement."
 "Material Adverse Effect" means (a) a material adverse effect on the business, assets, operations, liabilities, or consolidated financial condition of the Borrowers and their respective Subsidiaries, taken as a whole, (b) the condition that results when the legality, validity or enforceability of any Loan Document is affected in a manner that is material and adverse to the Lenders, (c) the condition that results when the ability of any Borrower to perform any of its obligations under any Loan Document is affected in a manner that is material and adverse to the Lenders, or (d) the condition that results when the rights of or benefits available to the Credit Parties under any Loan Document is affected in a manner that is material and adverse.  In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other than existing events would result in a Material Adverse Effect.
 "Material Indebtedness" means, as of any date, Indebtedness (other than Indebtedness under the Loan Documents) or obligations in respect of one or more Swap Agreements, of any one or more of the Borrowers or any of their Subsidiaries in an aggregate principal amount exceeding the Threshold Amount.  For purposes of determining Material Indebtedness, the "principal amount" of the obligations in respect of any Swap Agreement at any time shall be its Swap Termination Value.
 "Maturity Date" means the fifth anniversary of the Closing Date, provided that if such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

 "Measurement Period" means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrowers ending on or prior to such date.  A Measurement Period may be designated by reference to the last day thereof (e.g. the June 30, 2018 Measurement Period refers to the period of four consecutive fiscal quarters of the Borrowers ended June 30, 2018), and a Measurement Period shall be deemed to end on the last day thereof.
 "Minimum Collateral Amount" means, as of any date, the aggregate amount of Cash Collateral required to be maintained with the Credit Parties as of such date pursuant to the terms of Section 2.9 and Section 8.2 of this Agreement.
 "Minimum Collateral Percentage" means 105%.
 "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.
 "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
 "Net Cash Proceeds" means, with respect to any Disposition or Casualty Event by any Borrower or any of its Subsidiaries, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received and including all insurance settlements (it being understood and agreed that any such receipts of insurance settlements shall exclude proceeds of business interruption insurance) and condemnation awards from any single event or series of related events) net of the sum, without duplication, of (i) transaction expenses (including reasonable broker's fees or commissions, legal fees, accounting fees, investment banking fees and other professional fees, transfer and similar taxes and such Borrower's good faith estimate of income taxes paid or payable in connection with the receipt of such cash proceeds), (ii) amounts set aside as a reserve, in accordance with GAAP, including pursuant to any escrow arrangement, against any liabilities under any indemnification obligations associated with such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) in the case of insurance settlements and condemnation awards related to a Casualty Event, amounts previously paid by such Borrower or such Subsidiary to replace or restore the affected property, and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Disposition and is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that if (A) a Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth such Borrower's intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of such Borrower and its Subsidiaries (or to repair any property damaged in a Casualty Event) within 60 days of receipt of such proceeds and (B) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 60-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds.
 "Non-Consenting Lender" means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.2 and (b) has been approved by the Required Lenders.
 "Non-Defaulting Lender" means, at any time, each Lender that is not a Defaulting Lender at such time.
 "Nonrenewal Notice Date" has the meaning assigned to such term in Section 2.3(b)(iii).

 "OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control, and any successor thereto.
 "Organizational Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
"Original Loan Agreement" has the meaning assigned to such term in the Preamble.
 "Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
 "Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.7(b)).
 "Outstanding Amount" means (a) with respect to any Loan on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Borrowings as a Revolving Borrowing) occurring on such date, and(b) with respect to any Letter of Credit, Unreimbursed Amount, L/C Borrowing or L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.
 "Participant" has the meaning assigned to such term in Section 10.4(d).
 "Participant Register" has the meaning assigned to such term in Section 10.4(d).
 "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
 "Pension Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

 "Perfection Certificate" means a perfection certificate in a form acceptable to the Administrative Agent.
 "Permitted Acquisition" means each of the following:
(a) an Acquisition in which the assets or Equity Interests of one Borrower (other than RCM) or of a Subsidiary are being acquired by a Borrower;
(b) any Acquisition approved by the Required Lenders in writing, which approval may be withheld by the Required Lenders in their sole discretion;
(c) any Acquisition in which the Consolidated Total Funded Debt to Consolidated EBITDA of the Borrowers (for the prior rolling four (4) quarters), at the time of and immediately before and after giving Pro Forma Effect thereto, is less than 1.50 to 1.00, provided that
(i) at the time of the Acquisition and immediately before and after giving Pro Forma Effect thereto, no Default or Event of Default shall have occurred and be continuing;
(ii) the Acquisition target has exhibited positive Consolidated EBITDA for the twelve month period preceding the date of the Acquisition (unless such negative Consolidated EBITDA is solely a result of excess distributions and/or excess compensation paid by the Acquisition target to its members, shareholders or equity owners (as determined by the Required Lenders in their sole discretion));
(iii) such Acquisition is consensual and has been approved by the Acquisition target's board of directors (or comparable governing body);
(iv) the Person, assets or business unit acquired in the Acquisition is engaged in an Approved Line of Business;
(v) after giving Pro Forma Effect to the Acquisition the Borrowers can demonstrate historical and pro forma covenant compliance, unless such non-compliance is results solely from excess distributions and/or excess compensation paid by the Acquisition target to its members, shareholders or other equity owners (as determined by the Required Lenders in their sole discretion);
(vi) such Acquisition and all transactions related thereto shall be consummated in accordance with material laws, ordinances, rules, regulations and requirements of all Governmental Authorities;
(vii) all actions, if any, required to be taken with respect to any newly created or acquired Subsidiary (including each Subsidiary thereof) or assets in order to satisfy the requirements set forth in the definition of the term "Collateral Requirement" to the extent applicable shall be taken (or arrangements for the taking of such actions reasonably satisfactory to the Administrative Agent shall have been made) within the time frames set forth in Section 6.12;
(viii) to the extent required by the Collateral Requirement, (A) the property, assets, businesses and Equity Interests acquired in such Acquisition shall become Collateral and (B) any newly created or acquired Subsidiary shall become a Borrower, in each case in accordance with Section 6.12;

(ix) not later than twenty Business Days (or such shorter period as may be reasonably practicable, if approved by the Administrative Agent) prior to the consummation of any such Acquisition the Borrowers shall have delivered to the Administrative Agent (A) a description of the proposed Acquisition, (B) to the extent obtained and available, a quality of earnings report, (C) pro forma financial statements for the Acquisition target, and (D) to the extent requested by the Administrative Agent, satisfactory environmental assessments; and
(x) the Borrowers shall have delivered to the Administrative Agent within five Business Days after the Acquisition, fully executed copies of the acquisition agreements for such Acquisition together with all schedules thereto, and, to the extent required to be obtained under the terms of the acquisition agreements for such Acquisition, copies of all required regulatory and third party approvals; and
(d) any other Acquisition in which the total consideration to be paid by the Borrowers (including without limitation the satisfaction or assumption of any liabilities in connection therewith and any Earn-Out Obligations) is less than $1,000,000.00 and which satisfies each of the following conditions:
(i) at the time of and immediately before and after giving Pro Forma Effect thereto, no Default or Event of Default shall have occurred and be continuing;
(ii) such Acquisition is consensual and has been approved by the Acquisition target's board of directors (or comparable governing body);
(iii) the Person, assets or business unit acquired in the Acquisition is engaged in an Approved Line of Business and is profitable;
(iv) such Acquisition and all transactions related thereto are consummated in accordance with material laws, ordinances, rules, regulations and requirements of all Governmental Authorities;
(v) all actions, if any, required to be taken with respect to such newly created or acquired Subsidiary (including each Subsidiary thereof) or assets in order to satisfy the requirements set forth in the definition of the term "Collateral Requirement" to the extent applicable shall be taken (or arrangements for the taking of such actions reasonably satisfactory to the Administrative Agent shall have been made) within the time frames set forth in Section 6.12;
(vi) to the extent required by the Collateral Requirement, (A) the property, assets, businesses and Equity Interests acquired in such Acquisition shall become Collateral and (B) any newly created or acquired Subsidiary shall become a Borrower, in each case in accordance with Section 6.12; and
(vii) the Borrowers shall have delivered to the Administrative Agent within five Business Days after the Acquisition, fully executed copies of the acquisition agreements for such Acquisition together with all schedules thereto, and, to the extent required to be obtained under the terms of the acquisition agreements for such Acquisition, copies of all required regulatory and third party approvals.
 "Permitted Asset or Stock Sale" means a Disposition of the assets or stock pertaining to one or more business units operated by a Borrower or any Subsidiary of a Borrower, provided that (a) the

Borrowers obtain the prior written consent of the Required Lenders to such Disposition, which such consent can be withheld in the sole reasonable discretion of the Required Lenders, and (b) such Disposition does not cause a Default or an Event of Default.  In the event the Required Lenders approve any such Disposition, the Lenders agree that the Borrowers will not be charged any fee in consideration of receiving the Required Lenders' consent hereunder.

 "Permitted Encumbrances" means:
(a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being Contested in Good Faith, provided that enforcement of such Liens is stayed pending such contest;
(b) landlords', vendors', carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being Contested in Good Faith, provided that enforcement of such Liens is stayed pending such contest;
(c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;
(d) deposits to secure the performance of bids, trade contracts (other than contracts for the payment of money), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;
(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.1(h);
(f) easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrowers and their respective Subsidiaries;
(g) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business, provided that the same do not in any material respect interfere with the business of the Borrowers or their Subsidiaries or materially detract from the value of the relevant assets of the Borrowers or their Subsidiaries;
(h) licenses, sublicenses, leases or subleases with respect to any assets granted to third Persons in the ordinary course of business, provided that the same do not in any material respect interfere with the business of the Borrowers or their Subsidiaries or materially detract from the value of the relevant assets of the Borrowers or their Subsidiaries;
(i) customary rights of set off, bankers' liens, refunds or charge backs, under deposit agreements, the Uniform Commercial Code or common law, of banks or other financial institutions where any Borrower or any of such Borrower's Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;
(j) Liens on Margin Stock to the extent that a prohibition on such Liens would violate Regulation U;

(k) Liens (i) on earnest money deposits made in cash by a Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted under this Agreement or (ii) on amounts deposited as "security deposits" (or their equivalent) in the ordinary course of business in connection with actions or transactions not prohibited by this Agreement;
(l) Liens in favor of customs and revenue authorities arising in the ordinary course of business as a matter of law to secure payment of customs duties in connection with the importation of goods;
(m) Liens resulting from the filing of precautionary UCC-1 financing statements (or equivalent) with respect to operating leases;
(n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Borrower or any of its Subsidiaries in the ordinary course of business;
(o) Liens constituting purchase money security interests in equipment, Capitalized Leases or finance leases previously or hereafter created by a Borrower in favor of Persons providing financing for Capital Expenditures permitted under this Agreement so long as each obligation secured by a Lien permitted by this subparagraph (o), (i) does not exceed 100% of the total cost (including interest) to acquire and install such property, (ii) such Lien extends only to the property actually acquired with such financing, and (iii) the proceeds thereof and the aggregate total of all secured obligations permitted under this subparagraph (o) plus Capital Expenditures do not exceed the amount permitted under the terms of Section 7.10(b); and
(p) Liens incurred in the ordinary course of business imposed by law in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets; provided that the term "Permitted Encumbrance" shall not include any Lien securing Indebtedness.
 "Permitted Dividend" means, a one-time dividend of up to $1.00 per share declared in 2017, and payable to the shareholders of RCM in an aggregate amount not to exceed the Maximum 2017 Dividend Amount (as defined below), which will be substantially paid on or before December 31, 2017.  All Lenders and the Administrative Agent acknowledge that certain employees, directors and contractors hold dividend equivalent rights under unvested restricted share unit agreements which dividend equivalent rights shall be accrued before December 31, 2017, but paid after December 31, 2017 (the "2017 Unvested Dividend Equivalents").  For purposes of this Agreement, the "Maximum 2017 Dividend Amount" shall mean $12,400,000.00, reduced by the aggregate amount of the 2017 Unvested Dividend Equivalents.
 "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
 "Platform" means DebtX, Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
 "Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by Citizens Bank or its parent company (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

 "Prime Rate Borrowing" means, as to any Borrowing, the Prime Rate Loans comprising such Borrowing.
"Prime Rate Loans" means a Loan bearing interest based on the Prime Rate.
 "Pro Forma Basis" means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four-quarter period (or twelve month period, as applicable) ending as of the most recent quarter end (or month end, as applicable) preceding the date of such transaction.  Each of the terms "Pro Forma Compliance" and "Pro Forma Effect" shall have an analogous meaning.
 "Pro Forma Financial Statements" has the meaning assigned to such term in Section 5.5(b).
 "PTE" means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
 "Public Lender" has the meaning assigned to such term in Section 10.1(d)(i).
 "Qualified Equity Interests" means, with respect to the Equity Interests of any Person, any Equity Interests other than Disqualified Equity Interests of such Person.
 "Quotation Day" means, with respect to any LIBOR Borrowing and any Interest Period, the day that is two Business Days prior to the first day of such Interest Period.
 "RCM" has the meaning assigned to such term in the Preamble.
 "Recipient" means the Administrative Agent, any Lender or the L/C Issuer, as applicable.
 "Register" has the meaning assigned to such term in Section 10.4(c).
 "Regulation D" means Regulation D of the Board.
 "Regulation T, U or X" means Regulation T, U or X, respectively, of the Board.
 "Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, members, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys-in-fact and representatives of such Person and of such Person's Affiliates.
 "Release" means any actual or threatened releasing, spilling, leaking, pumping, pouring, leaching, seeping, emitting, migration, emptying, discharging, injecting, escaping, depositing, disposing, or dumping of Hazardous Materials into the indoor or outdoor environment, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property and any other conditions resulting in potential or actual human exposure to Hazardous Materials within a structure.
 "Removal Effective Date" has the meaning assigned to such term in Section 9.6(b).
 "Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice, and (b) with respect to a L/C Credit Extension, a Letter of Credit Application.

 "Required Lenders" means, at any time, two or more unaffiliated Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
 "Resignation Effective Date" has the meaning assigned to such term in Section 9.6(a).
 "Responsible Officer" means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, or other similar officer of a Borrower.  Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.
 "Restricted Payment" means, as to any Person, (a) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interests of such Person, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of such Person, (c) the acquisition for value by such Person of any Equity Interests issued by such Person or any other Person that Controls such Person, (d) any payment with respect to any Earn‑out Obligation, and (e) with respect to clauses (a) through (d) any transaction that has a substantially similar effect.
 "Revolving Commitment" means, with respect to each Lender, the commitment hereunder of such Lender to make Revolving Loans and to acquire participations in Letters of Credit in an aggregate outstanding amount not exceeding the amount of such Lender's Revolving Commitment as set forth on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment in accordance with Section 10.4(b), as applicable, as such Revolving Commitment may be adjusted from time to time pursuant to Section 2.4 or Section 2.10 or pursuant to assignments by or to such Lender pursuant to Section 10.4.  The initial aggregate amount of the Revolving Commitments on the Agreement Date is $45,000,000.00.
 "Revolving Exposure" means, as to any Lender at any time, the sum of (a) the Outstanding Amount of its Revolving Loans, plus (b) its L/C Exposure.
 "Revolving Facility" means the revolving credit facility established hereunder and evidenced by the Revolving Commitments.
 "Revolving Loan" means a loan referred to in Section 2.1(a) and made pursuant to Section 2.2.
 "Revolving Loan Note" means with respect to a Lender, a promissory note evidencing the Revolving Loans of such Lender payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit C.
 "S&P" means Standard & Poor's Financial Services LLC, a subsidiary of S&P Global Inc.
 "Sale and Leaseback" means any transaction or series of related transactions pursuant to which any Borrower or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

 "Sanctioned Country" means any country, territory or region which is itself the subject or target of any comprehensive Sanctions (at the date of this Agreement, the Crimean region of Ukraine, Cuba, Iran, North Korea, Darfur, South Sudan and Syria).
 "Sanctioned Person" means (a) any Person or group listed in any Sanctions related list of designated Persons maintained by OFAC, including the List of Specially Designated Nationals and Blocked Persons, or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person subject to any law that would prohibit all or substantially all financial or other transactions with that Person or would require that assets of that Person that come into the possession of a third-party be blocked (c) any legal entity organized or domiciled in a Sanctioned Country, (d) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, (e) any natural person ordinarily resident in a Sanctioned Country, or (f) any Person 50% or more owned, directly or indirectly, individually or in the aggregate by any of the above.
 "Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any European Union member state, Her Majesty's Treasury of the United Kingdom or other relevant sanctions authority.
 "Secured Obligation Designation Notice" means a notice substantially in the form of Exhibit I executed and delivered to the Administrative Agent by a counterparty (other than the Administrative Agent and its Affiliates) to a Swap Agreement or an agreement to provide Cash Management Services in order that the obligations in respect thereof constitute Swap Agreement Obligations or Cash Management Obligations.
 "Secured Obligations" means, collectively, (a) the Loan Document Obligations, (b) the Cash Management Obligations, and (c) the Swap Agreement Obligations.
 "Secured Parties" means, collectively, (a) the Administrative Agent, (b) each Lender, (c) the L/C Issuer, (d) each Person to whom any Cash Management Obligations are owed, (e) each counterparty to any Swap Agreement the obligations under which constitute Swap Agreement Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Borrower under any Loan Document and (g) the permitted successors and assigns of each of the foregoing.
 "Security Agreement" means the Pledge and Security Agreement, dated as of the Closing Date, among the Borrowers and the Administrative Agent.
 "Sellers Notes" means any notes or other instruments evidencing any Indebtedness or other obligations of a Borrower to a seller of an Acquired Entity or Business.
 "Solvency Certificate" means a certificate, substantially in the form of Exhibit H.
 "Solvent" and "Solvency" mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the present assets of such Person and its Subsidiaries, taken as a whole, is not less than the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, (b) the present fair salable value of the assets of such Person and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person or its Subsidiaries, taken as a whole, contemplated as of such date and (d) such Person and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business; provided that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
 "Specified Transaction" means any Investment, Disposition, incurrence or repayment of Indebtedness, or Restricted Payment, that by the terms of this Agreement requires a test to be calculated on a "Pro Forma Basis", be given in "Pro Forma Compliance" with, or after giving "Pro Forma Effect"; provided that any increase in the Revolving Commitments above the amount of Revolving Commitments in effect on the Closing Date, for purposes of this definition, shall be deemed to be fully drawn.
 "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any basic, marginal, special, emergency, supplemental or other reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as "eurocurrency liabilities" in Regulation D).  Such reserve percentages shall include those imposed pursuant to Regulation D.  LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
 "Subordinated Debt" means Indebtedness incurred by a Borrower that is subordinated in right of payment to the prior payment of the Loan Document Obligations of such Borrower and contains subordination and other terms acceptable to the Administrative Agent, in its sole discretion.
 "Subordinated Debt Documents" means any agreement, indenture or instrument pursuant to which any Subordinated Debt is issued, in each case as amended to the extent permitted under the Loan Documents.
 "Subsidiary" means, with respect to any Person ("Topco"), as of any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of Topco in Topco's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power is or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by Topco or one or more subsidiaries of Topco.
 "Subsidiary Joinder Agreement" means a Subsidiary Joinder Agreement, substantially in the form of Exhibit F, pursuant to which a Subsidiary becomes a party to this Agreement, to the Security Agreement and to each other applicable Loan Document.
 "Swap Agreement" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

"Swap Agreement Obligations"  means all obligations of the Borrowers under each Swap Agreement to which any Borrower is a party and that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date, or (c) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into or becomes a Lender or an Affiliate of a Lender after it has entered into such agreement, provided that any such counterparty (other than the Administrative Agent or its Affiliates) executes and delivers a Secured Obligation Designation Notice to the Administrative Agent (with a copy to the Borrowers).
 "Swap Termination Value" means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).
 "Synthetic Debt" means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of "Indebtedness" or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
 "Synthetic Lease Obligation" means the monetary obligation of a Person at any time of determination under (i) a so called synthetic, off balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which could be characterized as the indebtedness of such Person (without regard to accounting treatment) (other than operating leases arising as a result of Sale and Leaseback transactions).
 "Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
 "Termination Date" means the date upon which all Revolving Commitments have terminated, no Letters of Credit are outstanding (or if Letters of Credit remain outstanding, the same are Backstopped), and the Loans and L/C Obligations (other than with respect to the undrawn portion of outstanding Letters of Credit), together with all interest and fees related thereto and other Loan Document Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable), have been indefeasibly paid in full in cash.
 "Threshold Amount" means $250,000.00.

 "Total Credit Exposure" means, as to any Lender at any time, the unused Revolving Commitments and Revolving Exposure of such Lender at such time.
 "Total Revolving Outstandings" means at any time, the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations at such time.
 "Transaction Expenses" means any fees or expenses incurred or paid by the Borrowers or any Subsidiary in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby in connection therewith.
 "Transactions" means (a) the execution, delivery and performance by each Borrower of each Loan Document to which it is a party, (b) the borrowing of the Loans and the issuance of the Letters of Credit, (c) the use of the proceeds of the Loans and the Letters of Credit, (d) the satisfaction of the Collateral Requirement, and (e) the payment of Transaction Expenses.
 "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate, the Daily LIBOR Rate or the Prime Rate.
 "UCP" means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce ("ICC") Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
 "Unaudited Financial Statements" means the unaudited consolidated balance sheets and related statements of income, comprehensive income, changes in equity and cash flows of the Borrowers and their Subsidiaries, covering any of the first three fiscal quarters that have ended after the most recent Fiscal Year covered by the Audited Financial Statements and at least forty five (45) days before the Closing Date.
 "Uniform Commercial Code" or "UCC" means the Uniform Commercial Code as the same may from time to time be in effect in the Commonwealth of Pennsylvania; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New Jersey, "Uniform Commercial Code" or "UCC" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
 "United States" and "U.S." mean the United States of America.
 "Unreimbursed Amount" has the meaning assigned to such term in Section 2.3(c)(i).
 "Unused Facility Fee" has the meaning assigned to such term in Section 3.2(a).
 "USA PATRIOT Act" means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
 "U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.
 "U.S. Tax Compliance Certificate" has the meaning assigned to such term in Section 3.6(g)(ii).

 "Voting Equity Interests" means, with respect to any Person, shares of such Person's Equity Interests having the right to vote for the election of the members of the board of directors or other managing person of such Person under ordinary circumstances.
 "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
 "Wholly-Owned" means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director's qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.
 "Withdrawal Liability" means a liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
 "Withholding Agent" means any Borrower and the Administrative Agent.
 "Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."  The word "will" shall be construed to have the same meaning and effect as the word "shall."  In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including."  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

Section 1.3 Accounting Terms; GAAP.
(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Total Funded Debt to Consolidated EBITDA Ratio shall be calculated with respect to such period and all Specified Transactions occurring during such period on a Pro Forma Basis.
(c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
Section 1.4 Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.5 References to Time.  Unless the context otherwise requires, references to a time shall refer to Eastern Standard Time or Eastern Daylight Savings Time, as applicable.
Section 1.6 Resolution of Drafting Ambiguities.  Each Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.
Section 1.7 Status of Loan Document Obligations.  In the event that any Borrower shall at any time issue or have outstanding any Subordinated Debt, such Borrower shall take or cause each other Borrower to take all such actions as shall be necessary to cause the Loan Document Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Debt and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Debt.  Without limiting the foregoing, the Loan Document Obligations are hereby designated as "senior indebtedness" and as "designated senior indebtedness" and words of similar import under and in respect of the Subordinated Debt Documents under which such Subordinated Debt is issued and are further given all such other designations as shall be required under the terms of any such Subordinated Debt in order that the Administrative Agent and the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Debt.

Section 1.8 Interest.  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of "LIBOR Rate" or with respect to any comparable or successor rate thereto.
Section 1.9 Original Loan Agreement.  This Agreement amends and restates in its entirety the Original Agreement. Reference to this specific Agreement need not be made in any agreement, document, instrument, letter, certificate, the Original Agreement itself, or any communication issued or made pursuant to or with respect to the Original Agreement, any reference to the Original Agreement being sufficient to refer to the Original Agreement, as amended and restated hereby. All obligations owed by the Borrowers under or pursuant to the Original Agreement shall remain outstanding as Loan Document Obligations hereunder.
ARTICLE 2

THE CREDITS
Section 2.1 Commitments.
(a) Revolving Commitments.  Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender's Revolving Exposure exceeding such Lender's Revolving Commitment, or (ii) the Total Revolving Outstandings exceeding the aggregate Revolving Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.  Revolving Loans may be Daily LIBOR Rate Loans, Prime Rate Loans or LIBOR Loans, as further provided herein.
Section 2.2 Borrowings, Conversions and Continuations of Loans.
(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of LIBOR Loans shall be made upon the Borrowers' irrevocable notice, to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent substantially in the form of a Committed Loan Notice (i) in the case of a Daily LIBOR Rate Borrowing or Prime Rate Borrowing, not later than 11:00 a.m., Philadelphia, Pennsylvania time, on the date of the proposed Borrowing, or (ii) in the case of any other Borrowing, not later than 11:00 a.m., Philadelphia, Pennsylvania time, three Business Days before the date of the proposed Borrowing.
(b) Each telephonic notice by the Borrower pursuant to Section 2.2(a) must be confirmed promptly by hand delivery or facsimile (or transmitted by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowers.  Except as provided in Section 2.3(c), each Borrowing or conversion of Loans shall be in a principal amount equal to the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof.  Each

Committed Loan Notice (whether telephonic or written) shall specify (A) whether the Borrowers are requesting a Borrowing, a conversion of Loans from one Type to another, or a continuation of LIBOR Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the Type and principal amount of Loans to be borrowed, converted or continued, (D) if applicable, the duration of the Interest Period with respect thereto which shall be a period contemplated by the definition of the term "Interest Period", and (E) the account maintained by the Borrowers with Citizens Bank into which the funds are to be disbursed.  Notwithstanding anything in this Agreement to the contrary, if the Borrowers:
(i)
request a Borrowing of, conversion to, or continuation of LIBOR Loans in any such Committed Loan Notice, but fail to specify an Interest Period, they will be deemed to have specified an Interest Period of one month; or

(ii)
fail to specify a Type of Loan in a Committed Loan Notice or fail to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, continued as, or converted to, Daily LIBOR Rate Loans.

For avoidance of doubt, the Borrowers and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan.  Any automatic conversion or continuation as provided above shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans.
(c) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion or continuation described in Section 2.2(b).  In the case of each Borrowing, each Appropriate Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent, by transfer in immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, not later than 1:00 p.m., Philadelphia, Pennsylvania time, on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction or waiver of the applicable conditions set forth in Section 4.2 (and, if such Borrowing is the initial Credit Extension, Section 4.1), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by transfer to the account of the Borrowers maintained with Citizens Bank and designated in the Committed Loan Notice the amount of such funds; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied first, to the payment in full of any such L/C Borrowings, and then to the Borrowers as provided above.
(d) Except as otherwise provided herein, a LIBOR Loan may be continued or converted only on the last day of an Interest Period for such Loan unless the Borrowers pay the amount due, if any, under Section 3.5 in connection therewith.  During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that (i) no Loans may be requested as, converted to or continued as LIBOR Loans or Daily LIBOR Rate Loans, and (ii) unless repaid, each (A) LIBOR Loan be converted to a Prime Rate Loan at the end of the Interest Period applicable thereto and (B) each Daily LIBOR Rate Loan be immediately converted to a Prime Rate Loan.
(e) The Administrative Agent shall promptly notify the Borrowers and the Appropriate Lenders of the interest rate applicable to any Interest Period for LIBOR Loans or applicable to any Daily LIBOR Rate Loan upon determination of such interest rate.  The determination of the Adjusted LIBOR Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(f) Anything in clauses (a) through (d) above to the contrary notwithstanding, after giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect at any time for all Borrowings of LIBOR Loans.
(g) The failure of any Appropriate Lender to make any Loan required to be made by it shall not relieve any other Appropriate Lender of its obligations hereunder, provided that the Revolving Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender's failure to make Loans as required.  All Borrowings made on the Closing Date must be made as Prime Rate Borrowings unless the Borrowers shall have given a Committed Loan Notice requesting a LIBOR Borrowing and provided an indemnity letter in form and substance satisfactory to the Administrative Agent extending the benefits of Section 3.5 to the Appropriate Lenders in respect of such Borrowings.
Section 2.3 Letters of Credit.
(a) The Letter of Credit Commitment.  (i) Subject to the terms and conditions hereof and of any additional Letter of Credit Documents required by the L/C Issuer and relying upon the representations and warranties herein set forth (A) based upon the agreements of the Lenders set forth in this Section 2.3, the L/C Issuer agrees (1) from time to time on any Business Day during the Availability Period to issue Letters of Credit denominated in Dollars for the account of the Borrowers (provided that any Letter of Credit may be for the joint account of the Borrowers and any Subsidiary of a Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.3(b), and (2) to honor conforming drafts under the Letters of Credit and (B) the Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.3; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any such Letter of Credit if immediately after giving effect to such L/C Credit Extension, (x) the Revolving Exposure of any Lender would exceed such Lender's Revolving Commitment, or (y) the Total Revolving Outstandings would exceed the aggregate Revolving Commitments.
(ii)	The L/C Issuer shall be under no obligation to issue any Letter of Credit (and, in the case of clauses (A), (B), (C), (D) or (E) below, shall not issue any Letter of Credit) if:
(A)
any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any law applicable to the L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or direct that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Agreement Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Agreement Date (for which the L/C Issuer is not otherwise compensated hereunder);

(B)	subject to Section 2.3(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal;

(C)	the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date;
(D)
the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement;

(E)	the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit or any laws binding upon the L/C Issuer;
(F)	the Letter of Credit is to be denominated in a currency other than Dollars; or
(G)
any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrowers or such Defaulting Lender to eliminate the L/C Issuer's actual or potential Fronting Exposure (after giving effect to Section 2.9(a)(iv)) with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii)
The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.  (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers hand delivered or sent by facsimile (or transmitted by electronic communication, if arrangements for doing so have been approved by the L/C Issuer) to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrowers.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 10:00 a.m., Philadelphia, Pennsylvania time, at least three Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), (B) the amount thereof, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder, (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, and (G) such other matters as the L/C Issuer may reasonably request.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (1) the Letter of Credit to be amended, (2) the proposed date of amendment thereof (which shall be a Business Day), (3) the nature of the proposed amendment, and (4) such other matters as the L/C Issuer may reasonably request.

(ii)
Subject to the terms and conditions set forth herein, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers or enter into the applicable amendment, as the case may be.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to have, and hereby irrevocably and unconditionally agrees to, acquire from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  Each Lender acknowledges and agrees that its obligation to acquire risk participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Revolving Commitments.

(iii)
If the Borrowers so request in any applicable Letter of Credit Application, the L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an "Auto-Renewal Letter of Credit"); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Auto-Renewal Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Nonrenewal Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrowers shall not be required to make a specific request to the L/C Issuer for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Auto-Renewal Letter of Credit from time to time to an expiry date not later than the Letter of Credit Expiration Date; provided that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.3(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone, followed promptly in writing, or in writing) on or before the day that is five (5) Business Days before the applicable Nonrenewal Notice Date from the Administrative Agent or any Lender, as applicable, or the Borrowers that one or more of the applicable conditions specified in Section 4.2 is not then satisfied.

(iv)
Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.  (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify promptly the Borrowers and the Administrative Agent thereof.  On the Business Day on which the Borrowers shall have received notice of any payment by the L/C Issuer under a Letter of Credit or, if the Borrowers shall have received such notice later than 12:00 p.m., Philadelphia, Pennsylvania time, on any Business Day, on the succeeding Business Day (such applicable Business Day, the "L/C Honor Date"), the Borrowers shall (regardless of whether or not such Letter of Credit shall be for the sole account of the Borrowers or for the joint account of the Borrowers and any Subsidiary) reimburse, on a joint and several basis, the L/C Issuer through the Administrative Agent in an amount equal to such drawing.  If the Borrowers fail to so reimburse the L/C Issuer on the L/C Honor Date (or if any such reimbursement payment is required to be refunded to the Borrowers for any reason), then (x) the

Borrowers shall be deemed to have requested a Borrowing of Prime Rate Loans in the amount of such drawing, and (y) the Administrative Agent shall promptly notify each Lender of the L/C Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Lender's Applicable Percentage thereof.  Such Revolving Loans shall be made by the Lenders without regard to the Borrowing Minimums and Borrowing Multiples.  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.3(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.  For the avoidance of doubt, if any drawing occurs under a Letter of Credit and such drawing is not reimbursed on the same day, the Unreimbursed Amount of such drawing shall, without duplication, accrue interest for each day until the date of reimbursement at (x) prior to the Business Day following the L/C Honor Date, the rate per annum applicable to the outstanding principal balance of Prime Rate Loans pursuant to Section 3.1(a), and (y) thereafter, a rate per annum equal to the Default Rate applicable to the outstanding principal balance of Prime Rate Loans.
(ii)
Each Lender (including the Lender acting as the L/C Issuer) shall upon any notice pursuant to Section 2.3(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent's Payment Office in an amount equal to its Applicable Percentage of any Unreimbursed Amount in respect of a Letter of Credit in Dollars not later than 1:00 p.m., Philadelphia, Pennsylvania time on the Business Day specified in such notice by the Administrative Agent.  The Administrative Agent shall remit the funds so received to the L/C Issuer, and may apply Cash Collateral provided for this purpose to such Unreimbursed Amount.

(iii)
Each Lender that makes funds available pursuant to Section 2.3(c)(ii) shall be deemed to have made a Prime Rate Loan to the Borrowers in such amount, provided that in the event the conditions for Borrowings set forth in Section 4.2 cannot be satisfied (and have not been waived) or for any other reason, then (A) the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate applicable to the outstanding principal balance of Prime Rate Loans, and (B) such Lender shall be deemed to have purchased a participation in such L/C Borrowing in an amount equal to its Applicable Percentage thereof (a "L/C Advance").

(iv)
Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.3(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)
Each Lender's obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance; provided that each Lender's obligation to make Revolving Loans (but not L/C Advances) pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 4.2 (other than delivery by the Borrowers of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer, on a joint and several basis, for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)
If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at the greater of the Federal Funds Effective Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.3(c)(vi) shall be conclusive absent manifest error.

(vii)
If, at any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with this Section 2.3(c), the Administrative Agent receives for the account of such Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(viii)
If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.3(c) is required to be returned under any of the circumstances described in Section 10.11, each Lender shall pay to the Administrative Agent its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate.

(d) Obligations Absolute.  The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)	any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
(ii)
the existence of any claim, counterclaim, setoff, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)
any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)
any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with (x) any proceeding under any Debtor Relief Law or (y) any Bail-In Action;

(v)
any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Loan Document Obligations of any Borrower in respect of such Letter of Credit; or

(vi)
any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower;

provided that the foregoing shall not excuse the L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are waived by each Borrower to the extent permitted by applicable law) suffered by the Borrowers that are caused by the L/C Issuer's gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.
(e) Role of L/C Issuer.  Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, any of its Related Parties nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders, (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers from pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, any of its Related Parties nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.3(e); provided that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f) Conflict with Letter of Credit Application.  Notwithstanding anything else to the contrary in any Letter of Credit Document (including any Letter of Credit Application), in the event of any conflict between the terms hereof and the terms of any such Letter of Credit Document, the terms hereof shall control, provided that all non-conflicting terms of any such Letter of Credit Document shall remain in full force and effect.
(g) Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, the L/C Issuer shall not be responsible to any Borrower for, and the L/C Issuer's rights and remedies against any such Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(h) Existing Letters of Credit.  On the Closing Date, (i) each Existing Letter of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto deemed converted into a Letter of Credit under this Agreement and subject to the provisions hereof as if each such Existing Letter of Credit had been issued on the Closing Date by the L/C Issuer, (ii) each such Existing Letter of Credit shall be included in the calculation of L/C Obligations and Revolving Exposure, (iii) the issuer thereof shall be deemed to be the L/C Issuer with respect to such Existing Letter of Credit and (iv) all liabilities of the Borrowers with respect to such Existing Letters of Credit shall constitute Loan Document Obligations.
Section 2.4 Termination and Reduction of Commitments.
(a) Unless previously terminated, the Revolving Commitments shall terminate on the last day of the Availability Period.
(b) The Borrowers may at any time terminate, or from time to time reduce, the Revolving Commitments, provided that (i) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment or repayment of the Revolving Loans in accordance with Section 2.6, the sum of the Revolving Exposures of all Lenders would exceed the aggregate Revolving Commitments, and (ii) each such reduction of the Revolving Commitments shall be in an amount that is not less than an integral multiple of $1,000,000.00.  If at any time, as a result of such a partial reduction or termination as provided in Section 2.4(a) or Section 2.4(b), the Revolving Exposure of all Lenders would exceed the aggregate Revolving Commitments, then the Borrowers shall on the date of such reduction or termination of Revolving Commitments, jointly and severally, repay or prepay Borrowings and/or Cash Collateralize Letters of Credit in an aggregate amount equal to such excess.
(c) In addition to any termination or reduction of the Revolving Commitments under paragraphs (a) and (b) of this Section 2.4, the Revolving Commitments shall be reduced as required under Section 2.6(b).

(d) The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section 2.4 at least five Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each reduction, and any termination, of the Revolving Commitments shall be permanent and each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.
Section 2.5 Repayment of Loans; Evidence of Debt.
(a) Payment at Maturity.  The Borrowers hereby, jointly and severally, unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan together with all accrued interest thereon on the earlier of the Maturity Date and, if different, the date of the termination of the Revolving Commitments in accordance with the provisions of this Agreement.
(b) Revolving Loan Notes.  Any Lender may request through the Administrative Agent that Loans made by it be evidenced by a promissory note.  In such event, the Borrowers shall execute and deliver to such Lender a Revolving Loan Note.  In addition, if requested by a Lender, its Revolving Loan Note may be made payable to such Lender and its registered assigns in which case all Loans evidenced by such Revolving Loan Note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more Revolving Loan Notes in like form payable to the order of the payee named therein and its registered assigns.
(c) Lender Records.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d) Register.  Entries made in good faith by the Administrative Agent in the Register pursuant to Section 10.4(c), and by each Lender in its account or accounts pursuant to Section 2.5(c), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement.
Section 2.6 Prepayments.
(a) Optional Prepayments.  The Borrowers may, upon written notice to the Administrative Agent, at any time and from time to time, voluntarily prepay any Borrowing of any Loan in whole or in part without premium or penalty (except as set forth in Section 3.5), provided that (A) such notice must be received by the Administrative Agent not later than 1:00 p.m., Philadelphia, Pennsylvania time, (1) three Business Days prior to any date of prepayment of a LIBOR Borrowing and (2) on the date of prepayment of a Daily LIBOR Rate Loan or a Prime Rate Loan, and (B) each prepayment shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof or, in each case, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender's Applicable Percentage of such prepayment.  If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other financing, in which case such notice may be revoked by the Borrowers (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied subject to the Borrowers' obligation to indemnify the Lenders pursuant to Section 3.5.

(b) Mandatory Prepayments.
(i)	Net Cash Proceeds.
(A)
Dispositions.  In the event that any Borrower or any of its Subsidiaries receives Net Cash Proceeds in respect of any Disposition, then, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds, the Borrower shall prepay the Loans in an aggregate principal amount equal to 100% of such Net Cash Proceeds and the Revolving Commitments shall be permanently reduced by the amount of such prepayment.

(B)
Casualty Events.  In the event that any Borrower or any of its Subsidiaries receives Net Cash Proceeds in respect of any Casualty Event, then, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds, the Borrower shall prepay the Loans in an aggregate principal amount equal to 100% of such Net Cash Proceeds and the Revolving Commitments shall be permanently reduced by the amount of such prepayment.

(ii)
Application of Mandatory Prepayments.  Each prepayment of outstanding Loans required to be made pursuant to Section 2.6(b) shall be allocated pro rata among the Loans and the permanent reduction of the Revolving Commitments.

(iii)
Notice of Mandatory Prepayment.  The Borrowers shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.6(b), (i) a certificate signed by a Financial Officer of the Borrowers setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three Business Days' prior written notice of such prepayment.  Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid.

(c) Other Prepayments of Revolving Loans.  If for any reason the Total Revolving Outstandings at any time exceed the aggregate Revolving Commitments then in effect, the Borrowers shall immediately prepay, on a joint and several basis, without premium or penalty, the Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.
(d) General Rules.  All prepayments shall be subject to Section 3.5, but shall otherwise be without premium or penalty.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  All prepayments shall be accompanied by accrued interest thereon and, in the case of any prepayment of a LIBOR Loan, any additional amounts required pursuant to Section 3.5.

Section 2.7 Payments Generally; Administrative Agent's Clawback.
(a) General.  Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, L/C Borrowings, interest or fees, or of amounts payable under Sections 3.4, 3.5, 3.6 or 10.3, or otherwise) prior to 3:00 P.M., Philadelphia, Pennsylvania time, on the date when due, in immediately available funds.  All payments to be made by a Borrower hereunder shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent's Payment Office, except payments to be made to the L/C Issuer as expressly provided herein and except that payments pursuant to Sections 3.4, 3.5, 3.6 or 10.3, shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b) Pro Rata Treatment.  Except as otherwise provided in this Section 2.7 and as otherwise required under Section 3.4(e), each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of fees, each reduction of the Revolving Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Appropriate Lenders in accordance with their respective Revolving Commitments (or, if such Revolving Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans of the applicable Class).  Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole Dollar amount.
(c) Administrative Agent's Clawback. (i) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender (x) in the case of Daily LIBOR Rate Borrowings or Prime Rate Borrowings, two hours prior to the proposed time of such Borrowing and (y) otherwise prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the Appropriate Lender and the Borrowers(on a joint and several basis) severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Prime Rate Loans.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)
Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(iii)
Notice by Administrative Agent.  A notice from the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this paragraph (c) shall be conclusive, absent manifest error.

(d) Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and purchase participations in Letters of Credit and to make payments pursuant to Section 10.3(c) are several and not joint.  The failure of any Lender to make any Loan or purchase participations in Letters of Credit or make any payment under Section 10.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation in Letters of Credit or to make its payment under Section 10.3(c).
(e) Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the borrowing of Loans set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(f) Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(g) Insufficient Payment.  Subject to the provisions of Article 8, whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Credit Parties under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent (i) first, towards payment of all fees and expenses due to the Administrative Agent under the Loan Documents, (ii) second, towards payment of all expenses then due hereunder, ratably among the parties entitled thereto in accordance herewith, (iii) third, towards payment of interest, fees and commissions then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and commissions then due to such parties, and (iv) fourth, towards payment of principal of Loans and unreimbursed L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans and unreimbursed L/C Borrowings then due to such parties.

(h) Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then such Lender shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(i)
if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)
the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant.

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower in the amount of such participation.
Section 2.8 Defaulting Lenders.
(a) Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)
Waivers and Amendments.  Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)
Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer's Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.9; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender's potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer's future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.9; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to Section 2.8(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.8(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)	Certain Fees.
(A)
No Defaulting Lender shall be entitled to receive any Unused Facility Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)
Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.9.

(C)
With respect to any L/C Participation Fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall, jointly and severally, (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender's participation in L/C Obligations that have been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the L/C Issuer's Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)
Reallocation of Participations to Reduce Fronting Exposure.  If any L/C Obligations are outstanding at the time such Lender becomes a Defaulting Lender, then all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender's Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender's Revolving Commitment.  Subject to Section 10.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.

(v)
Cash Collateral Requirement.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, jointly and severally, Cash Collateralize the L/C Issuer's Fronting Exposure in accordance with the procedures set forth in Section 2.9.

(b) Defaulting Lender Cure.  If the Borrowers, the Administrative Agent and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Revolving Commitments (without giving effect to Section 2.8(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.
(c) New Letters of Credit.  So long as any Lender is a Defaulting Lender, the L/C Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
Section 2.9 Cash Collateral.
(a) Certain Credit Support Events.  The Borrowers shall, jointly and severally, provide Cash Collateral to the L/C Issuer:
(i)
if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a L/C Borrowing, within two (2) Business Days following any request by the Administrative Agent or the L/C Issuer, in an amount not less than the Minimum Collateral Percentage of the principal amount of such L/C Borrowing,

(ii)
if, as of the Maturity Date, any L/C Obligation for any reason remains outstanding, immediately (without the necessity of any request), in an amount not less than the Minimum Collateral Percentage of such L/C Obligation,

(iii)
if the Borrowers shall be required to provide Cash Collateral pursuant to Section 8.2, immediately upon any request by the Administrative Agent or the L/C Issuer, in an amount not less than the Minimum Collateral Percentage of all L/C Obligations, and

(iv)
if there shall exist a Defaulting Lender, within two (2) Business Days following any request by the Administrative Agent or the L/C Issuer, in an amount not less than the Minimum Collateral Percentage of the Fronting Exposure of the L/C Issuer with respect to such Defaulting Lender, and

(v)
if on any date, the L/C Obligations cause the Total Revolving Outstandings to exceed the aggregate Revolving Commitments, within two (2) Business Days following any request by the Administrative Agent or the L/C Issuer, in an amount not less than the Minimum Collateral Percentage of such excess.

(b) Grant of Security Interest.  As security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.9(c), (i) the Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (and shall enter into documentation reasonably satisfactory to the Administrative Agent for such purpose), and shall thereafter maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, and (ii) to the extent provided by any Defaulting Lender, such Defaulting Lender hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, jointly and severally pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Citizens Bank.  The Borrowers shall, jointly and severally, pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c) Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.9 or Sections 2.3, 2.6 or 8.2 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d) Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.4(b)(vii))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided that, subject to this Section 2.9, the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.10 Accordion.  Upon the written request of the Borrowers (which request may be made by the Borrower only if no Default or Event of Default has occurred and is continuing), the Lenders agree to consider increasing the aggregate Revolving Commitments by $5,000,000.00, up to $50,000,000.00 in the aggregate, under the same terms and conditions as reflected herein, with any such increase requiring the unanimous written approval of the Administrative Agent and the Lenders.  This accordion feature (the "Accordion Feature") shall be in the sole discretion of the Lenders and the Administrative Agent and shall not constitute an obligation or commitment to lend.  If the Accordion Feature is agreed to by the Lenders and the Administrative Agent pursuant to the provisions of this Section 2.10, the Borrowers shall be required to take such steps (including without limitation the execution of such documents) as the Administrative Agent determines necessary to effectuate the Accordion Feature.
ARTICLE 3

INTEREST, FEES, YIELD PROTECTION, ETC.
Section 3.1 Interest.
(a) Interest Rates Generally.  All Daily LIBOR Rate Loans shall bear interest at the Daily LIBOR Rate plus the Applicable Margin.  Each LIBOR Loan shall bear interest at a rate per annum equal to the sum of the Adjusted LIBOR Rate for the Interest Period in effect for such Loan plus the Applicable Margin.  Each Prime Rate Loan shall bear interest at the Prime Rate plus the Applicable Margin.
(b)	Default Rate.
(i)
Notwithstanding the foregoing, if any principal of or interest on any Loan, any reimbursement obligation in respect of any L/C Disbursement or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(ii)
Notwithstanding the foregoing (and without duplication of amounts payable under Section 3.1(b)(i)), if an Event of Default has occurred and is continuing, the Administrative Agent may, and shall at the direction of the Required Lenders, increase the per annum effective rate of interest on the outstanding principal of each Loan and all Unreimbursed Amounts in respect of L/C Disbursements (including L/C Borrowings) to a rate equal to the Default Rate to the fullest extent permitted by applicable law. Each Borrower acknowledges that the Default Rate is imposed as a direct result of the increased cost attendant to the administration of the Loans because of said Event of Default.

(iii)	Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, and at such other times as may be specified herein, provided that (i) interest accrued pursuant to paragraph (b) of this Section 3.1 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(d) Computation of Interest.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Daily LIBOR Rate, Adjusted LIBOR Rate and LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent clearly manifest error.
Section 3.2 Fees.
(a) Unused Facility Fee.  The Borrowers, jointly and severally, agree to pay to the Administrative Agent, for the ratable account of each Lender, an unused facility fee (the "Unused Facility Fee"), which shall accrue at a rate per annum equal to (i) the Applicable Margin, multiplied by (ii) the average daily unused portion of the Revolving Commitments (calculated by subtracting the sum of the average daily outstanding balance of all Loans and L/C Obligations from $45,000,000).  The Unused Facility Fee shall be computed and be payable in arrears on the first day of each April, July, October and January of each year, each date on which the Revolving Commitments are permanently reduced and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Agreement Date, provided that all unpaid Unused Facility Fees shall be payable on the date on which the Revolving Commitments terminate and provided further that Unused Facility Fees which accrue after the Revolving Commitments terminate shall be payable on demand.  All Unused Facility Fees shall be computed on the basis of a year of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b) L/C Participation Fees.  The Borrowers, jointly and severally, agree to pay (i) to the Administrative Agent, for the ratable account of the Lenders, a fee (the "L/C Participation Fee") in Dollars in an amount equal to (A) the Applicable Margin, multiplied by (B) the daily average L/C Obligations, during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any L/C Obligations; and (ii) to the L/C Issuer for its own account a fronting fee ("L/C Fronting Fee") at the time of the issuance of each Letter of Credit in an amount equal to one-eighth of one percent (0.125%) of the face amount of such Letter of Credit. The Borrowers shall also, jointly and severally, pay to the L/C Issuer for the L/C Issuer's sole account the L/C Issuer's then in effect customary fees and administrative expenses payable with respect to letters of credit as the L/C Issuer may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation and administration of the Letters of Credit.  Accrued L/C Participation Fees shall be computed and payable in arrears on the first day of each April, July, October and January of each year, commencing on the first such date to occur after the Agreement Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the L/C Issuer pursuant to this paragraph shall be payable within ten days after demand.  All L/C Participation Fees and L/C Fronting Fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, the Administrative Agent may, and shall at the direction of the Required Lenders, calculate L/C Participation Fees and L/C Fronting Fees, as applicable, at a rate per annum equal to the Default Rate.

(c) Other Fees.  The Borrowers, jointly and severally, agree to pay to each Credit Party, for its own account, fees and other amounts payable in the amounts and at the times separately agreed upon between the Borrowers and such Credit Party.
(d) Payment of Fees Generally.  All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds.  Fees and other amounts paid shall not be refundable under any circumstances.
Section 3.3 Alternate Rate of Interest.
(a) Temporary Unavailability of LIBOR Rate.  If prior to the commencement of any Interest Period for a LIBOR Borrowing or any request for a Daily LIBOR Rate Borrowing:
(i)
the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period or ascertaining the Daily LIBOR Rate for a Daily LIBOR Rate Borrowing, as the case may be; or

(ii)
the Administrative Agent is advised by the Required Lenders that the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost of making or maintaining their Loans included in such Borrowing for such Interest Period or that the Daily LIBOR Rate will not adequately and fairly reflect the cost of making or maintaining of a Daily LIBOR Rate Borrowing;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any Committed Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing shall be ineffective, (y) if any Request for Credit Extension requests a LIBOR Borrowing or a Daily LIBOR Rate Borrowing, such Borrowing shall be made as a Prime Rate Borrowing, and (z) notwithstanding anything to the contrary contained herein, each Daily LIBOR Rate Loan shall bear interest at the Prime Rate plus the Applicable Margin.
(b) Successor LIBOR Rate.
(i)
If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary, (B) the applicable supervisor or administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be made available or used for determining interest rates for loans (such specific date, the "LIBOR Scheduled Unavailability Date"), or (C) a rate other than the LIBOR Rate has become a widely recognized benchmark interest rate for newly originated loans of this type made in Dollars to borrowers domiciled in the United States, then the Administrative Agent may, in consultation with the Borrowers, select an alternate benchmark interest rate (including any credit spread or other adjustments to such alternate benchmark (if any) incorporated therein) to replace the LIBOR Rate for purposes of this Agreement (such rate, the "LIBOR Successor Rate").

(ii)
The Administrative Agent and the Borrowers shall negotiate in good faith any amendments to this Agreement as may be necessary and appropriate to effectively replace the LIBOR Rate with the LIBOR Successor Rate and incorporate any LIBOR Successor Rate Conforming Changes related thereto.  Notwithstanding anything to the contrary in Section 10.2, any such amendment entered into by the Administrative Agent and the Borrowers shall become effective without any further action or consent of any other party to this Agreement on the fifth Business Day following the date that a draft of such amendment is provided to the Lenders for review, unless the Administrative Agent receives, on or before noon on such date, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.

(iii)
If the Administrative Agent determines (which determination shall be conclusive absent manifest error) that the circumstances under Section 3.3(b)(i)(A) have arisen or the LIBOR Scheduled Unavailability Date has occurred, then (A) the Administrative Agent shall promptly notify the Borrowers and the Lenders of such determination, which notice may be given by telephone, and (B) until such time as a LIBOR Successor Rate has been selected and this Agreement has been amended to implement such LIBOR Successor Rate and any LIBOR Successor Rate Conforming Changes, (1) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended, (2) any Committed Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing or as a Daily LIBOR Rate Borrowing shall be ineffective, (3) if any Committed Loan Notice requests a LIBOR Borrowing or as a Daily LIBOR Rate Borrowing, such Borrowing shall be made as a Prime Rate Borrowing, and (4) notwithstanding anything to the contrary contained herein, each Daily LIBOR Rate Loan shall bear interest at the Prime Rate plus the Applicable Margin.

(iv)
The LIBOR Successor Rate and any LIBOR Successor Rate Conforming Changes shall be determined, applied and implemented in a manner that gives due consideration to the then-prevailing market practice in the United States for determining, applying and implementing benchmark interest rates for newly originated loans of this type made in Dollars to borrowers domiciled in the United States.  Notwithstanding anything contained herein to the contrary, for purposes of this Agreement, no LIBOR Successor Rate selected in accordance with the foregoing shall at any time be less than 0.00% per annum.

Section 3.4 Increased Costs; Illegality.
(a)	Increased Costs Generally. If any Change in Law shall:
(i)
impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or the L/C Issuer;

(ii)
subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)
impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, the Borrowers will, jointly and severally, pay to such Lender, the L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b) Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Applicable Lending Office of such Lender or such Lender's or the L/C Issuer's holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender's or the L/C Issuer's capital or on the capital of such Lender's or the L/C Issuer's holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the L/C Issuer's policies and the policies of such Lender's or the L/C Issuer's holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will, jointly and severally, pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company for any such reduction suffered.
(c) Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 3.4 and delivered to the Borrowers, shall be conclusive absent manifest error.  The Borrowers shall, jointly and severally, pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.
(d) Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to this Section 3.4 shall not constitute a waiver of such Lender's or the L/C Issuer's right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to this Section 3.4 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender's or the L/C Issuer's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Illegality.  Notwithstanding any other provision of this Agreement, if, after the Agreement Date, any Change in Law shall make it unlawful for any Lender to make or maintain any LIBOR Loan or Daily LIBOR Rate Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan or Daily LIBOR Rate Loan, then, by written notice to the Borrowers and to the Administrative Agent:
(i)
such Lender may declare that LIBOR Loans and/or Daily LIBOR Rate Loans, as applicable, will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and Prime Rate Loans will not thereafter (for such duration) be converted into LIBOR Loans or Daily LIBOR Rate Loans, as applicable, whereupon any request for a LIBOR Borrowing, a Daily LIBOR Rate Borrowing or to convert a Prime Rate Borrowing to a LIBOR Borrowing or to a Daily LIBOR Rate Borrowing or to continue a LIBOR Borrowing, for an additional Interest Period, or to continue a Daily LIBOR Rate Borrowing, as applicable, shall, as to such Lender only, be deemed a request for a Prime Rate Loan (or a request to continue a Prime Rate Loan as such for an additional Interest Period or to convert a LIBOR Loan or a Daily LIBOR Rate Loan into a Prime Rate Loan, as applicable), unless such declaration shall be subsequently withdrawn; and

(ii)
such Lender may require that all outstanding LIBOR Loans and/or Daily LIBOR Rate Loans made by it be converted to Prime Rate Loans, in which event all such Loans shall be automatically converted to Prime Rate Loans, as of the effective date of such notice as provided in the last sentence of this paragraph.

In the event any Lender shall exercise its rights under clause (i) or (ii) of this Section 3.4(e), all payments and prepayments of principal that would otherwise have been applied to repay the LIBOR Loans and/or Daily LIBOR Rate Loans that would have been made by such Lender or the converted LIBOR Loans and/or Daily LIBOR Rate Loans of such Lender shall instead be applied to repay the Prime Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBOR Loans and/or Daily LIBOR Rate Loans, as applicable.  For purposes of this paragraph, a notice to the Borrowers by any Lender shall be effective as to each LIBOR Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such LIBOR Loan; in all other cases such notice shall be effective on the date of receipt by the Borrowers.
Section 3.5 Break Funding Payments.  In the event of (a) the payment or prepayment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration (including as a result of a bankruptcy filing, or otherwise)), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.6(a) and is revoked in accordance therewith), or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period or maturity date applicable thereto as a result of a request by the Borrowers pursuant to Section 3.7(b), then, in any such event, the Borrowers shall, jointly and severally, compensate each applicable Lender for the loss, cost and expense attributable to such event.  In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurocurrency market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.5 shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall, jointly and severally, pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.
Section 3.6 Taxes.
(a) Defined Terms.  For purposes of this Section 3.6, the term "Lender" includes the L/C Issuer and the term "applicable law" includes FATCA.
(b) Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c) Payment of Other Taxes by the Borrowers.  Each of the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d) Indemnification by the Borrowers.  Each of the Borrowers shall jointly and severally indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  Each of the Borrowers shall also, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.6(e)(ii).
(e) Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.6(e).

(f) Evidence of Payments.  As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 3.6, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g) Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.6(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)	Without limiting the generality of the foregoing,
(A)
any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1)
in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (A) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (B) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(2)	executed copies of IRS Form W-8ECI;
(3)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (B) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)
to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)
if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower sand the Administrative Agent in writing of its legal inability to do so.
(h) Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.6 (including by the payment of additional amounts pursuant to this Section 3.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.
(i) Survival.  Each party's obligations under this Section 3.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the Termination Date.
(j) Confidentiality.  Nothing contained in this Section 3.6 shall require any Credit Party or any other indemnified party to make available any of its Tax returns (or any other information that it deems to be confidential or proprietary) to the indemnifying party or any other Person.
Section 3.7 Mitigation Obligations; Replacement of Lenders.
(a) Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.4, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.6, then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.4 or Section 3.6, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby, jointly and severally, agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders.  If any Lender requests compensation under Section 3.4 or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.6 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with Section 3.7(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.4 or Section 3.6) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)	unless waived by the Administrative Agent in its sole discretion, the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.4;
(ii)
such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)
in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.6, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)	such assignment does not conflict with applicable law; and
(v)
in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented (or is willing to consent upon becoming a Lender) to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
ARTICLE 4

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
Section 4.1 Conditions to Initial Credit Extensions.  The effectiveness of this Agreement and the obligation of each Lender and the L/C Issuer to make its initial Credit Extension hereunder on the Closing Date is subject to satisfaction or waiver of the following conditions precedent:
(a) Agreement.  The Administrative Agent (or its counsel) shall have received a counterpart of this Agreement (which may include facsimile transmission or electronic mail transmission of a signed signature page of this Agreement) that, when taken together, bear the signatures of each Borrower and each Lender.

(b) Revolving Loan Notes.  The Administrative Agent shall have received a Revolving Loan Note for each Lender that shall have requested one, signed on behalf of the Borrowers.
(c) Legal Opinion.  The Administrative Agent shall have received a favorable written opinion (addressed to the Credit Parties and dated the Closing Date) from counsel to the Borrowers, in form, scope and substance satisfactory to the Administrative Agent.
(d) Officers' Closing Certificate.  The Administrative Agent shall have received a certificate of the President or a Vice President and the Secretary or Assistant Secretary of each Borrower, dated the Closing Date, substantially in the form of Exhibit E.
(e) Fees and Expenses.  Substantially contemporaneously with the making of the Loans to be made on the Closing Date, the Borrowers shall have paid all fees and expenses that under the terms hereof are due and payable on or prior to the Closing Date, as well as the reasonable fees, disbursements and other charges of counsel to the Administrative Agent in connection with the Transactions to the extent invoiced on or prior to the Closing Date.
(f)	Collateral and Guarantee Requirement.
(i)
The Collateral Documents set forth in Schedule 4.1(f) shall have been duly executed and/or delivered by each Borrower that is to be a party thereto and shall be in full force and effect.  The Administrative Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and the priority described in each such Collateral Document; and

(ii)
The Administrative Agent shall have received a Perfection Certificate with respect to each Borrower dated the Closing Date and duly executed by a Responsible Officer of the Borrower and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to each Borrower in the states (or other jurisdictions) of formation of such persons, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 7.1 or have been or will be contemporaneously released or terminated.

(g) Agent for Service of Process.  The Administrative Agent shall have received a letter in all respects satisfactory to the Administrative Agent, pursuant to which a Person satisfactory to the Administrative Agent shall have agreed to act as the agent for service of process for each Borrower that is organized under the laws of a jurisdiction other than the United States of America or any state, commonwealth or other political subdivision thereof.
(h) Solvency Certificate.  The Administrative Agent shall have received a Solvency Certificate attesting to the Solvency of each Borrower and its Subsidiaries (taken as a whole) on the Closing Date immediately before and after giving effect to the Transactions, from the chief financial officer or an authorized person performing similar function of such Borrower.
(i) Committed Loan Notice; Letter of Credit Application.  The Administrative Agent shall have received a completed Committed Loan Notice and/or Letter of Credit Application, duly executed by a Responsible Officer of the Borrowers with respect to any Credit Extensions to be made on the Closing Date.

(j) Insurance.  The Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as lender's loss payee and/or additional insured, as applicable, under each insurance policy with respect thereto and all endorsements thereto have been delivered, in each case, in accordance with the terms of the Loan Documents, and the Administrative Agent is otherwise satisfied with all of the insurance arrangements of the Borrowers and their Subsidiaries.
(k) USA PATRIOT Act; KYC.  At least five days prior to the Closing Date, each Lender shall have received:
(i)
any and all documentation and other information requested by such Lender in connection with applicable "know your customer" and anti-money-laundering rules and regulations, including the USA PATRIOT Act; and

(ii)	to the extent a Borrower constitutes a "legal entity customer" under the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in relation to such Borrower.
(l) Financial Statements.  The Administrative Agent shall have received (i) the Audited Financial Statements, (ii) the Unaudited Financial Statements and (iii) the Pro Forma Financial Statements.
(m) Legal Impediments.  No law or regulation shall be applicable that restrains, prevents or imposes materially adverse conditions upon the Revolving Facility.
(n) No Material Adverse Effect.  There shall not have occurred a Material Adverse Effect or any event or circumstance that could reasonably be expected to result in a Material Adverse Effect and the Administrative Agent shall have received a certificate of a Financial Officer of the Borrowers to the foregoing effect.
For purposes of determining whether the Closing Date has occurred, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be, unless such Lender has notified the Administrative Agent of any disagreement prior to the initial Credit Extensions hereunder.
Section 4.2 Conditions to All Credit Extensions.  The obligation of each Lender or the L/C Issuer, as the case may be, to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to another Type, or a continuation of LIBOR Loans) is subject to the satisfaction of the conditions in Section 4.1 and the following additional conditions precedent:
(a) Each of the representations and warranties of the Borrowers set forth in the Loan Documents shall be true and correct in all material respects, in each case on and as of such date as if made on and as of such date, provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to "materiality", "Material Adverse Effect" or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.
(c)  The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to another Type or a continuation of LIBOR Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the applicable conditions specified in Section 4.2 have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES
Each Borrower represents and warrants to the Administrative Agent and the Lenders that:
Section 5.1 Existence, Qualification and Power; Compliance with Laws.  Each Borrower and each of its Subsidiaries (a) is duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, where applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c) or (d), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Borrower and its Subsidiaries are in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and maintains all permits and licenses necessary to conduct its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 5.2 Authorization; No Contravention.  The execution, delivery and performance by each Borrower of each Loan Document to which such Borrower is a party, and the consummation of the Transactions, are within such Borrower's corporate, limited liability company or other analogous powers, have been duly authorized by all necessary corporate, limited liability company or other analogous action, and do not and will not (a) contravene the terms of any of such Person's Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than under the Loan Documents), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.3 Governmental Authorization; Other Consents.  Except for routine disclosure filings by RCM with the United States Securities and Exchange Commission, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Borrower of any Loan Document to which it is a party, or for the consummation of the Transactions, (b) the grant by any Borrower of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof), or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Loan Documents, except for (i) filings and recordings necessary to satisfy the Collateral Requirement, and (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

Section 5.4 Binding Effect.  Each Loan Document has been duly executed and delivered by each Borrower that is party thereto and constitutes a legal, valid and binding obligation of each such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 5.5 Financial Statements; No Material Adverse Effect.
(a) The Audited Financial Statements and Unaudited Financial Statements:
(i)
fairly present the financial condition of the Borrowers and their Subsidiaries, as applicable, as of the dates thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments and the absence of footnotes; and

(ii)
show all material Indebtedness and other liabilities, direct or contingent, of the Borrowers and their Subsidiaries, as applicable, as of the date thereof, including liabilities for Taxes, material commitments and contingent obligations.

(b) Since December 31, 2017 there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
Section 5.6 Litigation.  Except as set forth on Schedule 5.6 there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against any Borrower or any of their Subsidiaries or, to the knowledge of any Borrower, threatened against or affecting the Borrowers or any of their Subsidiaries (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (b) that involve or affect, or that purport to or could reasonably be expected to involve or affect, any Loan Document or the Transactions.  Since the Agreement Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
Section 5.7 Environmental Matters.
(a) Except for the Disclosed Matters and except for Environmental Claims which have been fully resolved with no remaining obligations or conditions:
(i)
each Borrower and its Subsidiaries possess all Environmental Permits required under applicable Environmental Law to conduct their respective businesses and are, and within applicable statutes of limitation, have been, in material compliance with the terms of such Environmental Permits.  No Borrower nor any of its Subsidiaries has received written notice that any Environmental Permits possessed by any of them will be revoked, suspended or will not be renewed;

(ii)
the execution and delivery of this Agreement and the consummation by the Borrowers of the Transactions does not require any notification, registration, reporting, filing, investigation, or environmental response action under any Environmental Law;

(iii)	each of the Borrowers and their Subsidiaries are currently, and within applicable statutes of limitation, have been, in material compliance with all applicable Environmental Law;
(iv)
no Borrower nor any of its Subsidiaries has received (A) notice of any pending or threatened civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter or request for information under any Environmental Law, or (B) notice of actual or potential liability under any Environmental Law including any Environmental Liability that such Borrower or Subsidiary may have retained or assumed either contractually or by operation of law or of any Environmental Claim, in either case with respect to clauses (A) or (B) that reasonably could be expected to result in material expenditure by such Borrower or Subsidiary.  No Borrower nor any of its Subsidiaries has knowledge of any circumstances that reasonably could be expected to result in a material Environmental Liability;

(v)
as of the Agreement Date: (A) no property or facility currently, or to the knowledge of each Borrower, formerly owned, operated or leased by any Borrower or any of its current or former Subsidiaries or by any respective predecessor in interest, and (B) no property at which Hazardous Materials generated, owned or controlled by any Borrower, any of its present or former Subsidiaries or any predecessor in interest have been stored, treated or disposed of, have been identified by a Governmental Authority as recommended for or requiring or potentially requiring environmental assessment and/or response actions under Environmental Law;

(vi)
(A) there has been no disposal, spill, discharge or Release of any Hazardous Material generated, used, owned, stored or controlled by any Borrower, any of its Subsidiaries or any predecessor in interest, on, at or under any property currently or formerly owned, leased or operated by any Borrower, any of its current or former Subsidiaries or any predecessor in interest, during the time of their ownership, occupation or operation of such property, (B) there are no Hazardous Materials located in, at, on or under such facility or property, or at any other location, in either case (A) or (B), that reasonably could be expected to require investigation, removal, remedial or corrective measures by any Borrower or any of its Subsidiaries or that reasonably could result in material liabilities of, or material losses, damages or costs to any Borrower or any of its Subsidiaries under any Environmental Law, and (C) neither the Borrowers nor any of their Subsidiaries has retained or assumed any liability contractually or by operation of law with regard to the generation, treatment, storage or disposal of Hazardous Materials or compliance with Environmental Law that could reasonably be expected to result in material expenditures by any Borrower or any of its Subsidiaries;

(vii)
(A) there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility or property currently or formerly owned, leased or operated by any Borrower or any of its Subsidiaries, during the time of their ownership, occupation or operation of such facility or property, and (B) no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on or under any facility or property currently or formerly owned, leased or operated by any Borrower or any of its Subsidiaries, in either case (A) or (B) except in material compliance with applicable Environmental Laws or as would not result in material Environmental Liability;

(viii)	no Lien has been recorded against any properties, assets or facilities currently owned, leased or operated by any Borrower or any of its Subsidiaries under any Environmental Law.
(b) Since the Agreement Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
(c) The Borrowers and their Subsidiaries have provided to the Administrative Agent and its authorized representatives all material records and files, including all material assessments, reports, studies, analyses, audits, tests and data in their possession or under their control concerning any Environmental Claim, the existence of Hazardous Materials or any other environmental concern at properties, assets or facilities currently or formerly owned, operated or leased by any Borrower or any of their present or former Subsidiaries or predecessor in interest, or concerning compliance by any Borrower or any such Subsidiary with, or liability under any Environmental Law.
Section 5.8 Ownership of Properties; Liens.  Each Borrower and its Subsidiaries (a) has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, (b) owns, or is entitled to use, all trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights material to its business, and the use thereof by the Borrowers and their respective Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (c) has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect and (d) enjoys peaceful and undisturbed possession under all such material leases.
Section 5.9 Casualty, Etc.  Neither the businesses nor the properties of any Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 5.10 Investment Company Status, Etc.  No Borrower nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt.
Section 5.11 Taxes.  Each Borrower and its Subsidiaries has timely filed or caused to be filed all federal, provincial, state, municipal, foreign and other Tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being Contested in Good Faith and (b) failures to file or pay as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  There are no Tax audits, deficiencies, assessments or other claims with respect to any Borrower or any of its Subsidiaries that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.12 ERISA.
(a) Each Borrower and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  No event described in Section 4062(e) of ERISA has occurred and is continuing with respect to any Pension Plan.  The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans.
(b) Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification.  Each Borrower and ERISA Affiliate has made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver pursuant to Section 412 of the Code has been made with respect to any Pension Plan.
(c) There are no pending or, to the knowledge of the Borrowers, threatened claims, actions, or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan.  There has been no violation of the fiduciary responsibility rules of ERISA with respect to any Pension Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.
(d) No Borrower or ERISA Affiliate (i) has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (ii) has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan, and (iii) has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.
(e) No such Pension Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject such Pension Plan or any other plan of any Borrower or any of its ERISA Affiliates, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Pension Plan or any such trust, to any material penalty or tax on "prohibited transactions" imposed by Section 502 of ERISA or Section 4975 of the Code.
(f) With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

Section 5.13 Subsidiaries; Equity Interests.  As of the Agreement Date, no Borrower has any direct or indirect Subsidiaries or investments (other than Cash Equivalents) in, or joint ventures or partnerships with, any Person, except as disclosed in Schedule 5.13.  Such Schedule sets forth (a) the name and jurisdiction of organization or incorporation of each Subsidiary, (b) the ownership interest of each Borrower and their respective Subsidiaries in each of their respective Subsidiaries, including the percentage of such ownership and (c) identifies each Person the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral Requirement.  No Borrower nor any of its Subsidiaries has issued any Disqualified Equity Interests and there are no outstanding options or warrants to purchase Equity Interests of any Borrower or any of its Subsidiaries of any class or kind, and there are no agreements, voting trusts or understandings with respect thereto or affecting in any manner the sale, pledge, assignment or other disposition thereof, including any right of first refusal, option, redemption, call or other rights with respect thereto, whether similar or dissimilar to any of the foregoing.  All of the issued and outstanding Equity Interests owned by any Borrower in its Subsidiaries have been duly authorized and issued and are fully paid and non-assessable and are free and clear of all Liens other than Liens in favor of the Administrative Agent under the Collateral Documents.
Section 5.14 Insurance.  Schedule 5.14 sets forth a description of all insurance maintained by or on behalf of the Borrowers and their Subsidiaries on the Agreement Date (including names of carriers, policy number, expiration dates, insurance types and coverage amounts).  As of the Agreement Date, all premiums in respect of such insurance that are due and payable have been paid.
Section 5.15 Federal Reserve Regulations, Etc.  No Borrower nor any of its Subsidiaries is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.  Immediately before and after giving effect to the making of each Loan and the issuance of each Letter of Credit, Margin Stock will constitute less than 25% of each Borrower's assets as determined in accordance with Regulation U.  No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X or (b) for any purpose that would violate any Anti-Corruption Laws or applicable Sanctions.
Section 5.16 Collateral Documents.  The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof and (i) when the Pledged Equity Interests (other than uncertificated Equity Interests) and the Pledged Debt Securities (as each such term is defined in the Security Agreement) are delivered to the Administrative Agent together with the proper endorsements, the Lien created under Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrowers in such Pledged Equity Interests and Pledged Debt Securities to the extent that the laws of the United States or any state, commonwealth or other political subdivision thereof govern the creation and perfection of any such security interest, in each case prior and superior in right to any other Lien or right of any other person, except for Liens expressly permitted under the terms of Section 7.1 which by operation of law or contract have priority over the Liens securing the Secured Obligations, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 5.16(a), and in each case, all applicable filing fees have been paid, the Lien created under the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrowers in the Collateral to the extent such security interest may be perfected by the filing of a UCC financing statement, in each case prior and superior in right to any other Lien or right of any other person, other than Liens expressly permitted by Section 7.1 which by operation of law or contract have priority over the Liens securing the Secured Obligations.

Section 5.17 Solvency.  Immediately before and after the consummation of each Transaction, each of the Borrowers and its Subsidiaries are Solvent.
Section 5.18 Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.
(a) Each Borrower, its Subsidiaries and their respective officers and employees and their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. No Borrower, nor any of its Subsidiaries nor any of their respective directors, officers or employees is a Sanctioned Person.  Each Borrower and each of its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and all applicable Sanctions.
(b) No Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.  No part of the proceeds of the Loans or the Letters or Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws.
(c) Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the any regulations passed under the USA PATRIOT Act or will violate the Trading with the Enemy Act, the International Emergency Economic Powers Act, or any regulations passed thereunder, including the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or successor statute thereto (together with Sanctions, "Anti-Terrorism Laws").  Each Borrower and each of its Subsidiaries are in compliance with applicable Anti-Terrorism Laws.
Section 5.19 Accuracy of Information, Etc.
(a) Each Borrower has disclosed to the Credit Parties all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No reports, financial statements, certificates or other information furnished (whether in writing or orally) by or on behalf of any Borrower to any Credit Party in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
(b) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 5.20 Labor Matters.  There are no strikes, lockouts or slowdowns against any Borrower or any of its Subsidiaries pending or, to the knowledge of any Borrower, threatened.  The hours worked by and payments made to employees of the Borrowers and their Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  All material payments due from the Borrowers or any of their Subsidiaries, or for which any claim may be made against any of the Borrowers or any of their Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of the Borrowers or any of their Subsidiaries is bound.
Section 5.21 Absence of Certain Restrictions.  No indenture, certificate of designation for preferred stock, agreement or instrument to which any Borrower or any of its Subsidiaries is a party (other than this Agreement), prohibits or limits in any way, directly or indirectly the ability of any Subsidiary to make Restricted Payments or loans to, to make any advance on behalf of, or to repay any Indebtedness to, any Borrower or to another Subsidiary.
Section 5.22 No Default.  No Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.
Section 5.23 Common Enterprise.  The successful operation and condition of each of the Borrowers is dependent on the continued successful performance of the functions of the group of the Borrowers as a whole and the successful operation of each of the Borrowers is dependent on the successful performance and operation of each other Borrower.  Each Borrower expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Borrowers and (b) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies.  Each Borrower has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Borrower is within its purpose, will be of direct and indirect benefit to such Borrower, and is in its best interest.
Section 5.24 Brokers' Fees.  None of the Borrowers nor their Subsidiaries has any obligation to any Person in respect of any finder's, broker's, investment banking or other similar fee in connection with any of the transactions contemplated under the Loan Documents other than the closing and other fees payable pursuant to this Agreement.
Section 5.25 EEA Financial Institutions.  No Borrower is an EEA Financial Institution.
ARTICLE 6

AFFIRMATIVE COVENANTS
Until the Termination Date, each Borrower covenants and agrees with the Credit Parties that:
Section 6.1 Financial Statements and Other Information.  The Borrowers will furnish or caused to be furnished to the Administrative Agent and each Lender either in hard copy or by electronic communication (including by email, internet and intranet websites) pursuant to procedures approved by the Administrative Agent:

(a) within 90 days after the end of each fiscal year of RCM, financial statements of the Borrowers and their Subsidiaries for such year on a consolidated basis, eliminating inter-company transactions, including the balance sheet as at the end of such fiscal year and a statement of cash flows and income statement for such fiscal year, setting forth in the consolidated statements in comparative form, the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and audited and certified on an unqualified basis (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) by Grant Thornton, or another national independent public accountants of recognized standing selected by the Borrowers and reasonably satisfactory to the Administrative Agent, to have been prepared in accordance with GAAP, along with RCM's Form 10-K Report filed with the SEC and a management letter to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, RCM's Form 10-Q containing the unaudited consolidated balance sheet of the Borrowers and their Subsidiaries and the related unaudited statements of income, comprehensive income, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate signed by a Financial Officer of the Borrowers (i) stating whether any change in GAAP or in the application thereof has occurred since the date of the Audited Financial Statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate, (ii) containing either a certification that no Default or Event of Default exists or, specifying the nature of each such Default or Event of Default, the nature and status thereof and any action taken or proposed to be taken with respect thereto, (iii) certifying that there have been no changes to the jurisdiction of organization or legal name of any Borrower since the date of the last Compliance Certificate delivered pursuant to the Agreement, (iv) attaching reasonably detailed calculations demonstrating compliance with Section 7.10, and (v) certifying that no Borrower has any Subsidiaries other than (A) those that existed on the Closing Date and were reflected in the Perfection Certificate on such date, and (B) those formed or acquired after the Closing Date with respect to which the Administrative Agent was previously notified pursuant to Section 6.12 of this Agreement;
(d) within 45 days after the beginning of each Fiscal Year, annual projections and a budget for the Borrowers and their Subsidiaries for the upcoming/current Fiscal Year of profit and loss, cash flows and balance sheets prepared on a quarterly basis in a manner consistent with the prior Fiscal Year's financial statements, all in form satisfactory to the Administrative Agent;
(e) within 15 days of the end of each calendar month, such information as the Administrative Agent deems reasonably necessary;
(f) updated customer lists within thirty (30) days following a request therefor made by the Administrative Agent; and

(g) promptly following any request therefor, (i) such other information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable "know your customer" requirements under the USA Patriot Act, the Beneficial Ownership Regulation or other applicable Anti-Corruption and Anti-Terrorism Laws (including those passed pursuant to the USA PATRIOT Act), (ii) copies of any annual federal and/or state income tax returns filed by any Borrower, (iii) copies of all reports filed by a Borrower with any federal, state or local governmental authority or agency, board or commission, and (iv) such other information regarding the operations, business affairs and financial condition of a Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as any Credit Party may reasonably request.
Section 6.2 Notices of Material Events.  The Borrowers will furnish or caused to be furnished to the Administrative Agent and each Lender prompt written notice of the following:
(a) the occurrence of any Default or Event of Default, specifying the nature and extent thereof;
(b) the commencement against a Borrower, or any Subsidiary of a Borrower, of any litigation claiming from a Borrower or any Subsidiary of a Borrower more than $200,000.00 in excess of any available insurance coverage such Person may have for such claim;
(c) any other claims made against a Borrower, or any Subsidiary of a Borrower, or investigations or proceedings, whether at law or in equity or by or before any Governmental Authority, commenced against, or affecting, a Borrower, or any Subsidiary of a Borrower, the existence of which or adverse disposition of which could reasonably be expected to result in a Material Adverse Effect;
(d) promptly upon receipt thereof by a Borrower or any Subsidiary of a Borrower, a copy of any notice of default, oral or written, given to such Person by any creditor for borrowed money in excess of $250,000.00;
(e) if requested by Administrative Agent from time to time, copies of any annual report required to be filed in connection with each Pension Plan or Foreign Plan, and as soon as possible after, and in any event within ten days after any Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event (or any similar event with respect to a Foreign Plan) has occurred that, alone or together with any other ERISA Event (or any similar event with respect to a Foreign Plan) could reasonably be expected to result in liability of any Borrower or any ERISA Affiliate in an aggregate amount exceeding the Threshold Amount;
(f) as soon as possible and in no event later than five (5) Business Days after the receipt by any Borrower or any of its Subsidiaries, of a copy of any notice, summons, citation or other written communication concerning any actual, alleged, suspected or threatened violation of any Environmental Law by, Environmental Claim against or Environmental Liability of, any Borrower or any of its Subsidiaries, in each case, which could reasonably be expected to have a Material Adverse Effect;
(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Borrower or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Borrower to its shareholders generally, as the case may be;
(h) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Borrower or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.2;

(i) promptly after any Borrower or any of its Subsidiaries (i) being required to file reports under Section 15(d) of the Securities Exchange Act of 1934, or (ii) registering securities under Section 12 of the Securities Exchange Act of 1934;
(j) in the event that any Person shall become, or cease to be, a Subsidiary, the Borrower shall promptly furnish to the Administrative Agent an updated list of Subsidiaries;
(k) the occurrence of any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and
(l) any change in the information provided in the most recently delivered Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.
Each notice delivered under this Section 6.2 shall be accompanied by a statement of a Financial Officer of the Borrowers or other executive officer of the Borrowers setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 6.3 Existence; Conduct of Business.  Each Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.2 or any sale, lease, transfer or other Disposition permitted by Section 7.4.  Each Borrower will, and will cause each of its Subsidiaries to, continue in the business presently operated by it using commercially reasonable efforts to maintain its customers and goodwill.  No Borrower, nor any of its Subsidiaries, shall engage, directly or indirectly, in any material respect in any line of business substantially different from the business conducted by it immediately prior to the Closing Date, unless such line of business is reasonably related to such business so conducted prior to the Closing Date.
Section 6.4 Payment and Performance of Obligations.  Each Borrower will, and will cause each of its Subsidiaries to, pay or perform its obligations, including all Tax liabilities, before the same shall become delinquent or in default or result in a Lien on any of its property, except where (a) the validity or amount thereof is being Contested in Good Faith and (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect, provided that nothing in this Section 6.4 shall be deemed to require any Borrower to pay any subordinated Indebtedness in violation of the subordination provisions applicable thereto.
Section 6.5 Maintenance of Properties.  Each Borrower will, and will cause each of its Subsidiaries to, maintain its property and assets in good working condition and make all renewals, replacements, additions, betterments and improvements thereto in the ordinary course of business, as such Borrower deems reasonably necessary in good faith in the exercise of its business judgment, and will pay and discharge when due the cost of repairs and maintenance to its property and assets.
Section 6.6 Books and Records; Inspection Rights.  Each Borrower will, and will cause each of its Subsidiaries to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by any Credit Party, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accounting firm, all at the expense of the Borrowers and at such reasonable times and as often as reasonably requested; provided, however, (i) during the existence of a Default or an Event of Default, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice, and (ii) so long as no Default or Event of Default is then in existence the Borrowers shall not be required to pay for any such inspection.

Section 6.7 Compliance with Laws.  Each Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and maintain all permits and licenses necessary to conduct its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  In addition, and without limiting the foregoing sentence, each Borrower will, and will cause each of its Subsidiaries to, comply with all applicable Environmental Laws in all material respects, and with Anti-Corruption Laws, applicable Sanctions and the USA PATRIOT Act and the regulations promulgated thereunder in all respects.
Section 6.8 Use of Proceeds.
(a) The proceeds of the Loans and the Letters of Credit will be used by the Borrowers only for general corporate purposes not inconsistent with the terms hereof or in contravention of any Law or any Loan Document.
(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any Margin Stock or (b) for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.  The Borrowers will not request any Credit Extension, and the Borrowers shall not use, and shall ensure that each Borrower, their respective Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Credit Extension (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctions or any Anti-Terrorism Laws by any Person, including any Credit Party.
Section 6.9 Information Concerning Collateral.  The Borrowers will furnish to the Administrative Agent at least thirty days prior written notice of any change in (a) the legal name or jurisdiction of incorporation or formation of any Borrower, (b) the location of the chief executive office of any Borrower, its principal place of business, any office in which it maintains books or records relating to Collateral owned or held by it or on its behalf or, except as provided in the applicable Collateral Documents, any office or facility at which Collateral owned or held by it or on its behalf with an aggregate book value in excess of the Threshold Amount is located (including the establishment of any such new office or facility), (c) the identity or organizational structure of any Borrower such that a filed financing statement becomes misleading or (d) the Federal Taxpayer Identification Number or company organizational number of any Borrower.  The Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  The Borrowers also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

Section 6.10 Insurance.
(a) Each Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty, business interruption and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations and of same or similar size, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Collateral Documents); and maintain such other insurance as may be required by law.
(b) Each Borrower will, and will cause each of its Subsidiaries to, (i) cause all such policies of such Borrower and its Subsidiaries to be endorsed or otherwise amended to include a "standard" or "New York" lender's loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, which endorsement or amendment shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to such Borrower under such policies directly to the Administrative Agent, (ii) cause all such policies to provide that neither such Borrower, any Subsidiary or the Administrative Agent nor any other party shall be a co-insurer thereunder and to contain a "Replacement Cost Endorsement", without any deduction for depreciation, and such other provisions as the Administrative Agent may reasonably require from time to time to protect its interests, (iii) upon request of the Administrative Agent, deliver original or certified copies of all such policies to the Administrative Agent, (iv) cause each such policy to provide that it shall not be canceled, modified or not renewed for any other reason upon not less than 30 days' prior written notice thereof by the insurer to the Administrative Agent, and (v) deliver to the Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.
(c) Each Borrower will promptly upon request of the Administrative Agent or any other Lender, deliver to the Administrative Agent (for distribution to all Lenders), evidence of compliance by all Borrowers with the requirements contained in Sections 6.10(a) through (c) in form and substance reasonably acceptable to the Administrative Agent and the Lenders, including, without limitation, evidence of annual renewals of such insurance.
(d) Each Borrower will, and will cause each of its Subsidiaries to, notify the Administrative Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.10 is taken out by any Borrower; and promptly deliver to the Administrative Agent a duplicate original copy of such policy or policies.
(e) In connection with the covenants set forth in this Section 6.10, it is understood and agreed that:
(i)
no Credit Party or any of its Related Parties shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.10, it being understood that (A) each Borrower shall look solely to its insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against any Credit Party or any of their Related Parties, provided, however, that if the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Borrower (for itself and each of its Subsidiaries) hereby agrees, to the extent permitted by law, to waive its right of recovery, if any, against the Credit Parties and their Related Parties; and

(ii)
the designation of any form, type or amount of insurance coverage by the Administrative Agent or the Required Lenders under this Section 6.10 shall in no event be deemed a representation, warranty or advice by any Credit Party that such insurance is adequate for the purposes of the business of any Borrower or its Subsidiaries or the protection of their properties and the Administrative Agent and the Required Lenders shall have the right from time to time to require the Borrowers and their respective Subsidiaries to keep other insurance in such form and amount as the Administrative Agent or the Required Lenders may reasonably request; provided that such insurance shall be obtainable on commercially reasonable terms.

Section 6.11 Casualty Events.  (a)  Each Borrower will, and will cause each of its Subsidiaries to, furnish to the Credit Parties prompt written notice of each Casualty Event or other insured damage to any portion of any property owned or held by or on behalf of itself or any of its Subsidiaries or the commencement of any action or proceeding for the condemnation or other taking of any such property or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.
(b) If any Casualty Event results in Net Cash Proceeds (whether in the form of insurance proceeds, condemnation award or otherwise), the Administrative Agent is authorized to collect such Net Cash Proceeds and, if received by any Borrower or any of its Subsidiaries, such Net Cash Proceeds shall not be commingled with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent hereunder and shall be forthwith paid over to the Administrative Agent, provided that (i) to the extent that any Borrower or any of its Subsidiaries intends to use any such Net Cash Proceeds to repair, restore, reinvest or replace assets of the Borrower or any of its Subsidiaries as provided in the definition of Net Cash Proceeds, the Administrative Agent shall, subject to the terms and conditions of such proviso, deliver such Net Cash Proceeds to the Borrower on behalf of the applicable Borrower, (ii) otherwise, the Administrative Agent shall, and each Borrower hereby authorizes the Administrative Agent to, apply such Net Cash Proceeds to prepay the Loans in accordance with Section 2.6 and (iii) all proceeds of business interruption insurance shall be paid over to the Borrowers unless a Default or an Event of Default has occurred and is continuing.
(c) All proceeds received by or paid to the Administrative Agent that do not constitute Net Cash Proceeds shall be paid over to the Borrowers on behalf of the applicable Borrower unless a Default or an Event of Default has occurred and is continuing.
Section 6.12 Covenant to Become Co-Borrower and Provide Security.
(a) Subsidiary Borrowers. In addition to the requirements of any other applicable provision of this Agreement or any other Loan Document, if any Subsidiary of a Borrower is formed or acquired after the Agreement Date, the Borrowers will notify the Credit Parties in writing thereof within 10 Business Days following the date on which such Subsidiary is formed or acquired (or such later date as may be acceptable to the Administrative Agent in its sole discretion) and, by such date (unless any such requirement is waived in writing by the Administrative agent in its sole discretion):
(i)
the Borrowers will cause each such Subsidiary to (A) execute and deliver a Subsidiary Joinder Agreement and a Perfection Certificate and (B) promptly take such actions to create and perfect Liens on such Subsidiary's assets to secure the Secured Obligations as the Administrative Agent shall reasonably request (including the execution and delivery of any Collateral Access Agreement or similar document) (it being understood that not more than 100% of the non-voting Equity Interests (if any) and 65% of the voting Equity Interests in each Foreign Subsidiary that is a Controlled Foreign Corporation shall be pledged);

(ii)
if any Equity Interests issued by any such Subsidiary are owned or held by or on behalf of any Borrower, such Borrower will cause such Equity Interests to be pledged pursuant to the Collateral Documents not later than the tenth Business Day after the date on which such Subsidiary is formed or acquired (it being understood that not more than 100% of the non-voting Equity Interests (if any) and 65% of the voting Equity Interests in each Foreign Subsidiary that is a Controlled Foreign Corporation shall be pledged); and

(iii)
the Borrowers will deliver or cause to be delivered to the Administrative Agent such certificates and legal opinions as would have been required had such Subsidiary been a Borrower on the Closing Date.

(b) Further Assurances.
(i)
The Borrowers will grant to the Administrative Agent, for the benefit of the Secured Parties, security interests in such of its assets and properties as are not covered by the Collateral Documents in order that the Borrowers be in compliance with the Collateral Requirement.  Such security interests shall (A) be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and (B) constitute valid and enforceable perfected security interests superior to and prior to the rights of all third Persons, and subject to no other Liens, except Liens permitted by Section 7.1.  Such additional collateral documents and the other instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to such additional Collateral Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

(ii)
Each Borrower will at its own expense, make, execute, endorse, acknowledge, file or deliver to the Administrative Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, surveys, reports and other assurances or instruments, and take such further steps relating to the Collateral covered by any of the Collateral Documents as the Administrative Agent may reasonably require. Each Borrower shall cause to be delivered to the Administrative Agent such opinions of counsel and other related documents as may be reasonably requested by the Administrative Agent.

(iii)
Each action required by this Section 6.12(b) shall be completed as soon as possible, but in no event later than 30 days (or such longer period in the case of actions involving third parties as determined by the Administrative Agent in its reasonable discretion) after any such assets or properties are acquired or such action is requested to be taken by the Administrative Agent, as the case may be.

    Section 6.13          Environmental Matters.  Each Borrower will, and will cause each of its Subsidiaries to, (a) conduct its operations in material compliance with all applicable Environmental Laws, (b) implement any and all investigation, remediation, removal and response actions that either are necessary to materially comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, under, or from any of their owned or leased property or are requested by Governmental Authorities pursuant to Environmental Law, (c) notify the Administrative Agent promptly upon becoming aware of any violation of Environmental Laws or any Release of Hazardous Materials on, at, under, or from, any property that is reasonably likely to result in an Environmental Claim against any Borrower or any of its Subsidiaries in excess of the Threshold Amount in the aggregate and promptly forward to the Administrative Agent a copy of any written communication received in connection therewith.  If the Administrative Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or a Release of Hazardous Materials on, at, under, or from any property owned or leased by any Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, then, subject to Section 9.3(d), upon request by the Administrative Agent the Borrowers shall cause such Borrower to permit the Administrative Agent to appoint a nationally-recognized independent environmental testing firm or such other consultant as the Administrative Agent shall determine, at the Borrowers' expense, to have access to all property owned or leased by each Borrower and each of its Subsidiaries for the purpose of conducting such environmental testing, including subsurface sampling of soil and groundwater, as the Administrative Agent deems appropriate to investigate the subject of the potential violation or Release.
Section 6.14 Bank Accounts.  Each Borrower shall maintain its principal depository and disbursement account(s) with one or more of the Lenders.
Section 6.15 Employee Benefit Plans. Each Borrower will, and will cause each of its Subsidiaries to, (a) fund all its Pension Plan(s) in a manner that will satisfy the minimum funding standards of Section 302 of ERISA, or will promptly satisfy any accumulated funding deficiency that arises under Section 302 of ERISA, (b) furnish the Administrative Agent, promptly upon the Administrative Agent's request for the same, with copies of all reports or other statements filed with the United States Department of Labor, the PBGC or the IRS with respect to all Pension Plan(s), or which a Borrower, or any member of a controlled group, may receive from the United States Department of Labor, the IRS or the PBGC, with respect to all such Pension Plan(s), and (c) promptly advise the Administrative Agent of the occurrence of any reportable event (as defined in Section 4043 of ERISA, other than a reportable event for which the thirty day notice requirement has been waived by the PBGC) or prohibited transaction (under Section 406 of ERISA or Section 4975 of the Code) with respect to any such Pension Plan(s) and the action which the Borrowers propose to take with respect thereto.  Each Borrower will, and will cause each of its Subsidiaries to, make all contributions when due with respect to any multi-employer pension plan in which it participates and will promptly advise the Administrative Agent (i) upon its receipt of notice of the assertion against it of a claim for withdrawal liability, (ii) upon the occurrence of any event which, to the best of a Borrower's knowledge, would trigger the assertion of a claim for withdrawal liability against a Borrower or any Subsidiary of a Borrower, and (iii) upon the occurrence of any event which, to the best of a Borrower's knowledge upon its learning of the same, has placed a Borrower or any Subsidiary of a Borrower in a controlled group as a result of which any member (including a Borrower or a Subsidiary of a Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.
Section 6.16 Change in Chief Executive Officer or Executive Management.
(a) In the event that Bradley Vizi leaves his position as CEO of RCM, the Borrowers will obtain, within 180 days thereof, the written consent of the Required Lenders with respect to any proposed replacement, which consent shall not be unreasonably withheld.

(b) In addition to the foregoing, no Borrower will make any material change in the executive management of such Borrower without the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld.
Section 6.17 Canadian Collateral.  Upon the earlier to occur of (a) a Default, (b) an Event of Default, or (c) the Borrowers having furniture, fixtures, inventory, equipment, intellectual property and leasehold improvements located in Canada having an aggregate net book value in excess of $1,500,000.00 U.S. Dollars, as shown on the most recent financial statements delivered by the Borrowers to the Administrative Agent, the Administrative Agent may file such financing statements or financing change statements as are necessary to perfect the security interest previously granted by the Borrowers in such of the Borrowers' assets located in Canada without further consent or action by or on behalf of any Borrower, and the Borrowers shall take whatever action is or may be requested by the Administrative Agent to further grant to the Administrative Agent, on behalf of the Lenders, a first priority, perfected security interest in all of the Borrowers' assets located in Canada. (The Lenders hereby acknowledge that unless the Administrative Agent has filed the foregoing financing statements or financing change statements, the Lenders will not have a first priority, perfected security interest in any of the Borrowers' assets located in Canada).  In determining whether the Borrowers own furniture, fixtures, inventory, equipment, intellectual property and leasehold improvements located in Canada having an aggregate book value in excess of $1,500,000.00 U.S. Dollars, any such property (i) which is identified by the Borrowers as a "pass-through purchase", as shown on the most recent financial statements delivered by the Borrowers to the Administrative Agent, shall not be taken into account, and (ii) the ownership of which the Borrowers can establish, to the Administrative Agent's satisfaction, must be promptly transferred to one of their its customers shall not be taken into account.
ARTICLE 7

NEGATIVE COVENANTS
Until the Termination Date, each Borrower covenants and agrees with the Credit Parties that:
Section 7.1 Liens.  The Borrowers will not, and will not permit any of their respective Subsidiaries to, (a) execute a negative pledge agreement with any Person other than the Administrative Agent and/or the Lenders covering any property or asset now owned or hereafter acquired by it, except with respect to property subject to a permitted Capitalized Lease or purchase money financing, or (b) create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(i)	Liens created under the Loan Documents;
(ii)	Permitted Encumbrances;
(iii)
any Lien on any property or asset of a Borrower or any Subsidiary existing on the Agreement Date and set forth in Schedule 7.1 provided that (A) such Lien shall not apply to any other property or asset of a Borrower or any Subsidiary and (B) such Lien shall secure only those obligations which it secures on the Agreement Date and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iv)
any Lien existing on any property or asset prior to the acquisition thereof by a Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Agreement Date prior to the time such Person becomes a Subsidiary, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (ii) such Lien shall not apply to any other property or assets of a Borrower or any Subsidiary and (iii) such Lien shall secure only the Indebtedness and other obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof.

Section 7.2 Fundamental Changes; Business; Fiscal Year.
(a) Except for Permitted Acquisitions, the Borrowers will not, and will not permit any of their respective Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests issued by any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, or suffer any other type of Change of Control, provided that, if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall or would have occurred and be continuing:
(i)	any Wholly-Owned Subsidiary of a Borrower may merge into or consolidate with a Borrower in a transaction in which the Borrower is the surviving entity;
(ii)
a Borrower or any Subsidiary may merge into or consolidate with any Person in a transaction that is not permitted by Section 7.2(a)(i), provided that (x) no Default or Event of Default is then outstanding or will result therefrom, and (y) the transaction is approved in writing by the Required Lenders;

(iii)	any Subsidiary of a Borrower may sell, transfer, lease or otherwise Dispose of all or substantially all of its assets to a Borrower;
(iv)
a Borrower or any of its Subsidiaries may sell, transfer, lease or otherwise Dispose of its assets in a transaction that is not permitted by Section 7.2(a)(iii), provided that such sale, transfer, lease or other Disposition is otherwise permitted by Section 7.4; and

(v)
any Subsidiary may liquidate or dissolve so long as any remaining assets are transferred to a Borrower; provided that, in each case, the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and their respective Subsidiaries and is not disadvantageous to the Administrative Agent or any Lender in any respect.

(b) The Borrowers will not, and will not permit any of their respective Subsidiaries to, engage to any material extent in any business other than an Approved Line of Business.
(c) The Borrowers will not, and will not permit any of their respective Subsidiaries to, change their Fiscal Year.

    Section 7.3 Investments, Loans, and Advances.  The Borrowers will not, and will not permit any of their respective Subsidiaries to, make or have outstanding loans, advances, extensions of credit or capital contributions to, or Investments in, any Person other than Permitted Acquisitions and advances made to employees for travel, expenses and other business related activities, which employee advances are made in the ordinary course of the Borrowers' business and are in an aggregate amount which does not exceed $500,000.00 outstanding at any one time.
Section 7.4 Dispositions.  The Borrowers will not, and will not permit any of their respective Subsidiaries to, Dispose of any of their respective assets except for:
(a)	a Disposition of equipment in the ordinary course of the Borrowers' business; or
(b)	the sale or lease of inventory in the ordinary course of business;
(c)	a Permitted Asset or Stock Sale;
(d)                the use or transfer of money, cash or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;
(e)                the licensing and sublicensing on a non-exclusive basis of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, and the leasing and subleasing of any other property;
(f)                 the granting of Liens permitted hereunder and the other transactions permitted by Section 7.1;
(g)	any Casualty Event and the Disposition of any property subject thereto;
(h)                (i) the abandonment, cancellation or lapse of issued patents, registered trademarks and other registered intellectual property of a Borrower or Subsidiary thereof to the extent, in such Borrower's reasonable business judgment, not economically desirable in the conduct of such Borrower's business or so long as such lapse is not materially adverse to the interests of the Lenders and (ii) the expiration of patents in accordance with their statutory terms; and
(i)                the unwinding or terminating of hedging arrangements or transactions contemplated by any Swap Agreement which are not prohibited hereunder.
To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 7.4 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 7.4, such Collateral (unless sold to a Borrower) shall be sold automatically free and clear of the Liens created by the Collateral Documents and, at the expense of the Borrowers, the Administrative Agent shall take all reasonable actions any Borrower reasonably requests in writing in order to effect the foregoing.
Section 7.5 Acquisitions; Sale and Lease Back Transactions.
(a) Except for Permitted Acquisitions, the Borrowers shall not acquire all or a material portion of the Equity Interests or assets of any Person in any transaction or in any series of related transactions.
(b) The Borrowers will not, and will not permit any of their respective Subsidiaries to, enter into any Sale and Leaseback arrangement, directly or indirectly, with any Person.

Section 7.6 Swap Agreements. The Borrowers will not, and will not permit any of their respective Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which a Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of a Borrower or any Subsidiary) and that are not for speculative purposes, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Borrower or Subsidiary.
Section 7.7 Guarantees; Distributions, Redemptions and Other Indebtedness.
(a) Excepting the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, the Borrowers will not, and will not permit any of their respective Subsidiaries to, become or be liable, directly or indirectly, primary or secondary, matured or contin-gent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future Indebtedness of any kind of any Person.
(b) The Borrowers will not, and will not permit any of their respective Subsidiaries to: (i) declare or pay or make any forms of distribution to the holders of their respective Equity Interests, or their successors or assigns, other than (A) the Permitted Dividend, and (B) distributions constituting the repurchase of RCM's outstanding stock, provided that from and after December 12, 2014, the total amount of such distributions shall not exceed $7,500,000.00, in the aggregate; (ii) make any prepayments on any existing or future Indebtedness for borrowed money to any Person without the prior written consent of the Administrative Agent, which consent will not be unreasonably withheld; or (iii) hereafter borrow money other than from the Lenders hereunder, except (A) in connection with borrowed money giving rise to a Permitted Encumbrance under clause (o) of the definition of Permitted Encumbrance, and (B) in connection with Permitted Acquisitions and Indebtedness evidenced by Sellers Notes subordinated on terms and conditions reasonably acceptable to the Administrative Agent.  Solely for purposes of this Section 7.7(b), any Earn-Out Obligation which may be required to be paid by a Borrower shall not be considered to be "borrowed money".
Section 7.8 Transactions with Affiliates.

(a) A Borrower shall not enter into any transaction with any Affiliate or Subsidiary including, without limitation, the purchase, sale, or exchange of any property or assets, or the loaning or giving of funds to any Affiliate or any Subsidiary, unless (i) such Subsidiary or Affiliate is engaged in a business substantially related to the business conducted by such Borrower, and the transaction is in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business and upon terms substantially the same and no less favorable to such Borrower as it would obtain in a comparable arm's-length transactions with any Person not an Affiliate or a Subsidiary, and (ii) such transaction is not otherwise prohibited hereunder.
(b) A Borrower shall not create or acquire any Subsidiary, except as a result of a Permitted Acquisition and provided such Subsidiary immediately becomes a "Borrower" under this Agreement by executing and delivering to the Administrative Agent a Joinder Agreement, substantially in the form of Exhibit F hereto, and such other documents as are determined necessary by the Administrative Agent in its sole discretion.
Section 7.9 Amendment of Material Documents.  The Borrowers will not, and will not permit any of their respective Subsidiaries to, amend, supplement modify or waive any of its rights under any Subordinated Debt Document or any of its Organizational Documents, other than immaterial amendments, modifications or waivers that could not reasonably be expected to adversely affect the Credit Parties, provided that the Borrowers shall deliver or cause to be delivered to the Administrative Agent and each Lender a copy of all amendments, modifications or waivers thereto promptly after the execution and delivery thereof.

Section 7.10 Financial Covenants.
The Borrowers shall maintain and comply with the following financial covenants (calculated on the basis of GAAP), to be tested quarterly on a consolidated rolling four quarter basis:
(a) The Consolidated Fixed Charge Coverage Ratio shall not be less than 1.50 to 1.00 (contingent payments owed by the Borrowers in connection with the consummation of a Permitted Acquisition are excluded from this calculation);

(b) The Borrowers shall not permit, in the aggregate, Capital Expenditures and/or purchase money financing (excluding Acquisitions) to exceed, in the aggregate, $5,000,000.00 in any rolling four quarter period.
(c) Consolidated Total Funded Debt to Consolidated EBITDA Ratio:

(i) After March 31, 2018, but on or prior to June 30, 2018, the Consolidated Total Funded Debt to Consolidated EBITDA Ratio shall at no time exceed 3.25 to 1.00.

(ii) After June 30, 2018, the Consolidated Total Funded Debt to Consolidated EBITDA Ratio shall at no time exceed 3.00 to 1.00.

Section 7.11 Payments on Subordinated Debt.  The Borrowers will not, and will not permit any of their respective Subsidiaries to, declare or make, or agree to pay for or make, directly or indirectly, any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Indebtedness of such Person which is subordinated to the payment of the Loan Document Obligations except that so long as no Default or Event of Default shall have occurred and shall be continuing or would immediately result therefrom, the Borrowers or any Subsidiary may make payments of Subordinated Debt to the extent permitted by the subordination provisions applicable thereto.
Section 7.12 Government Regulation. The Borrowers will not, and will not permit any of their respective Subsidiaries to, (a) at any time be or become the subject of any law, regulation, or list of any government agency (including the United States Office of Foreign Asset Control list) that prohibits or limits any Lender from making any loans or extension of credit (including the Loans and the Letters of Credit) to any Borrower or from otherwise conducting business with any Borrower, or (b) fail to provide documentary and other evidence of any Borrower's identity as may be requested by any Credit Party at any time to enable such Credit Party to verify any Borrower's identity or to comply with any applicable law or regulation, including Section 326 of the USA PATRIOT Act.
Section 7.13 Hazardous Materials.  The Borrowers will not, and will not permit any of their respective Subsidiaries or agents to, cause or permit a Release or threat of Release of Hazardous Materials on, at, in, above, to, from or about any of the property where such Release or threat of Release would (a) violate, or form the basis for any Environmental Claims under, any Environmental Law or any Environmental Permit or (b) otherwise adversely impact the value or marketability of any property of any Borrower or any of its Subsidiaries or any of the Collateral, other than such Release, violation or Environmental Claim as could not reasonably be expected to result in a material Environmental Liability.

Section 7.14 Use of Lender's or Agent's Name.  The Borrowers will not, and will not permit any of their respective Subsidiaries or agents to, use the Administrative Agent's or any Lender's name (or the name of any of the Administrative Agent's or any Lender's affiliates) in connection with any of its business operations except to identify the existence of the Loans and the names of the Lenders and the Administrative Agent in the ordinary course of the Borrowers' business.  Nothing herein contained is intended to permit or authorize any Borrower or any Subsidiary of a Borrower to make any commitment or contract on behalf of any Lender or the Administrative Agent.  The Administrative Agent and the Lenders may, however, publish the existence of the credit facilities established hereunder and prepare "tombstones" to memorialize the transactions.
Section 7.15 Miscellaneous Covenants.
(a) A Borrower shall not become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs such Borrower's ability to perform under this Agreement, any other Loan Document, or under any other instrument, agreement or document to which such Borrower is a party or by which it is or may be bound.
(b) A Borrower shall not carry or purchase any "margin stock" within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

Section 7.16 Change of Ownership Interests.  No Borrower (other than RCM) shall permit any change to occur in the ownership of its outstanding Equity Interests and no Borrower shall Dispose of any ownership interest in its wholly owned Subsidiaries (other than in connection with a Permitted Asset or Stock Sale).
ARTICLE 8

EVENTS OF DEFAULT
Section 8.1 Events of Default.  Any of the following shall constitute an Event of Default and the Required Lenders shall have the option to cause the Administrative Agent, to declare the Loan Document Obligations to be immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in subparagraphs (i), (j), (k) or (l) shall automatically cause an acceleration of the Loan Document Obligations):
(a) Payments.  The Borrowers fail to make any payment of principal or interest, any reimbursement obligation in respect of any L/C Disbursement, or any fees under this Agreement, the Revolving Loan Notes or any other Loan Document on the due date of such payment.

(b) Other Charges.  The Borrowers fail to pay any other charges, expenses or other monetary obligations owing to any Lender or the Administrative Agent arising out of or incurred in connection with this Agreement or any other Loan Document within five days after notice that such payment was not made when due or demanded, as applicable;.

(c) Covenant Defaults. A Borrower fails to duly perform or observe any obligation, covenant, or agreement on its part contained herein or in any other Loan Document or in any other existing or future agreement (related or unrelated) between any Borrower and the Administrative Agent or any Lender or all Lenders not otherwise specifically constituting an Event of Default under this Section 8.1 and such failure continues unremedied for a period of thirty (30) Business Days after the earlier of (i)

notice from the Administrative Agent or any Lender to the Borrowers of the existence of such failure, or (ii) any officer or principal of a Borrower knows or should have known of the existence of such failure, provided that, in the event such failure is incapable of remedy as determined by the Administrative Agent in its sole discretion or consists of a default on account of the payment of any sum due hereunder or under the Loan Documents or a breach of any of the financial covenants contained in Section 7.10 or was willfully caused or permitted by a Borrower, the Borrowers shall not be entitled to any notice or grace hereunder.

(d) Financial Information. Any statement, report, financial statement, or certificate made or de-livered at any time by a Borrower or any of its officers, employees or agents, to the Administrative Agent or any Lender is not true and correct, in all material respects, when made.
(e) Uninsured Loss.  There shall occur any uninsured damage to or loss, theft, or destruction with respect to any portion of any property or assets of a Borrower which is reasonably likely to result in a Material Adverse Effect.

(f) Warranties or Representations.  Any warranty, representation or other statement by or on behalf of a Borrower contained in or made pursuant to this Agreement or any other Loan Document, or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement or any other Loan Document, is false, erroneous, or mislead-ing in any material respect when made or deemed made.

(g) Agreements with other Creditors. Any default by a Borrower beyond any grace period under any agreement with any other creditor for borrowed money in excess of $200,000.00, and (i) such default consists of the failure to pay any principal, premium or interest with respect to such indebtedness, or (ii) such default consists of the failure to perform any covenant or agreement with respect to such indebtedness, if the effect of such default is to cause or to permit the relevant creditor to cause any Borrower's obligations which are the subject thereof to become due prior to their maturity date or prior to their regularly scheduled date of payment.

(h) Judgments. One or more final judgments is entered against any Borrower for the payment of money in excess of, in the aggregate, $200,000.00, which is not satisfied, dismissed or bonded pending appeal within thirty (30) days after the entry thereof.

(i) Assignment for Benefit of Creditors, etc.  A Borrower makes or proposes an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by such Borrower.

(j) Bankruptcy, Dissolution, etc. The commencement of any action for the dissolution or liquidation of a Borrower, or the commencement of any case or proceeding for reorganization or liquidation of a Borrower's debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against such Borrower; provided, however, that a Borrower shall have sixty (60) days to obtain the dismissal or discharge of any involuntary proceeding filed against it, it being understood that during such sixty (60) day period, no Lender shall be obligated to make Loans or issue Letters of Credit hereunder and the Administrative Agent may seek adequate protection in any bankruptcy proceeding (provided, however, that the dissolution of any Borrower, other than RCM, with the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld), shall not constitute an Event of Default hereunder).

(k) Receiver. The appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for a Borrower or for a material portion of a Borrower's assets.

(l) Execution Process, Seizure, etc.  Any assets of the Borrowers, with an aggregate value in excess of $250,000.00, are seized by any governmental entity (federal, state or local), landlord or other Person without the Borrowers' consent.

(m) Termination of Business. A Borrower ceases any material portion of its business operations as presently conducted.

(n) Pension Benefits, etc. A Borrower fails to comply with ERISA, so that grounds exist to permit the appointment of a trustee under ERISA to administer any Borrower's employee plans or to allow the PBGC to institute proceedings to appoint a trustee to administer such plan(s), or to permit the entry of a Lien to secure any deficiency or claim.

(o) Criminal Conduct and Investigations. A Borrower commits or is indicted for committing any crime or if any proceeding or investigation by any Governmental Authority is pending an adverse disposition of which would be reasonably likely to result in the forfeiture of any material assets of ta Borrower to any Governmental Authority, federal, state or local.

(p) Chief Executive Officer.  Bradley Vizi is no longer active in his capacity as CEO of RCM, unless a replacement is hired within 180 days that is reasonably satisfactory to the Required Lenders.

(q) Material Adverse Effect. Any event or occurrence happens which results in or causes, or is reasonably likely to result in or cause, a Material Adverse Effect.

(r) Invalidity of Loan Documents.  Any Loan Document shall cease, for any reason, to be in full force and effect, or any Borrower shall assert in writing or shall disavow any of its obligations thereunder.

(s) Liens.  Any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Borrower not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Collateral Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent's failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Documents.

Section 8.2 Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, then, and in every such event (other than an event described in Section 8.1(i) or (j)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take any or all of the following actions (whether before or after the Closing Date), at the same or different times:  (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of each Borrower accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower, and/or (iii) require that the Borrowers, jointly and severally, Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto) and thereupon such Cash Collateral shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower, and in case of any event described in Section 8.1(i) or (j), the Revolving Commitments shall automatically terminate (whether before or after the Closing Date) the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of each Borrower accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Cash Collateral for the L/C Obligations as described above shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.
Section 8.3 Application of Funds.  After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in Section 2.8), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:
First, to the payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article 3), in each case payable to the Administrative Agent in its capacity as such;
Second, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the L/C Issuer and the L/C Fronting Fee), in each case payable to the L/C Issuer in its capacity as such;
Third, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts, payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article 3 but excluding fees described in Section 3.2(a)), ratably among them in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting accrued and unpaid fees under Section 3.2(a) and interest on the Loans, L/C Obligations and other Secured Obligations, ratably among the Credit Parties in proportion to the respective amounts described in this clause Fourth payable to them;
Fifth, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and L/C Obligations, the Cash Management Obligations and the Swap Agreement Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them;
Sixth, to the extent of any excess of such proceeds, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Seventh, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations of the Borrowers owing under or in respect of the Loan Documents that are due and payable to the Credit Parties, or any of them, on such date, ratably based on the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the Lenders on such date; and
Last, to the extent of any excess of such proceeds, the balance, if any, after all of the Secured Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable) have been paid in full, to the Borrowers or as otherwise required by law.
Subject to Section 2.8, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the Secured Obligations, if any, in the order set forth above.
ARTICLE 9

 THE ADMINISTRATIVE AGENT
Section 9.1 Appointment and Authority.  Each of the Lenders and the L/C Issuer hereby irrevocably appoints Citizens Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article 9 are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 9.2 Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 9.3 Exculpatory Provisions.
(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)
shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)
shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.2 and Section 11.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default, as applicable, is given to the Administrative Agent in writing by a Borrower, a Lender or the L/C Issuer.
(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(d) The Administrative Agent shall not be responsible or have any liability for, or have any duty to investigate a violation or potential violation of an Environmental Law or a Release or threat of Release of a Hazardous Material pursuant to Section 6.13, nor shall it have any liability for any action it takes or does not take in connection with any such investigation.
Section 9.4 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 9.5 Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Revolving Facility as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 9.6 Resignation of Administrative Agent.
(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the "Removal Effective Date"), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the

Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring or removed Administrative Agent's resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
Section 9.7 Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 9.8 No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Lead Arranger or any agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
Section 9.9 Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or reimbursement for any L/C Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on such Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Loan Document Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and
(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent Section 10.3.

Section 9.10 Collateral Matters.
(a) The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion,
(i)
to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) at the Termination Date, (B) that is sold or otherwise Disposed of or to be sold or otherwise Disposed of as part of or in connection with any sale or other Disposition permitted under the Loan Documents; provided, however, any sale or Disposition of all or substantially all of the Collateral shall be subject to Section 10.2(b), or (C) subject to Section 10.2, if approved, authorized or ratified in writing by the Required Lenders; and

(ii)	to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.1(d).
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property.
(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent's Lien thereon, or any certificate prepared by any Borrower in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Section 9.11 Compliance with Flood Insurance Laws.  The Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Insurance Laws and will post on the applicable electronic platform (or otherwise distribute to each Lender documents that it receives in connection with the Flood Insurance Laws (collectively, the "Flood Documents")); provided, however that the Administrative Agent makes no representation or warranty with respect to the adequacy of the Flood Documents or their compliance with the Flood Insurance Laws.  Each Lender acknowledges and agrees that it is individually responsible for its own compliance with the Flood Insurance Laws and that it shall, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, including the Flood Documents posted or distributed by the Administrative Agent, continue to do its own due diligence to ensure its compliance with the Flood Insurance Laws.
Section 9.12 Cash Management Obligations and Swap Agreement Obligations.  Except as otherwise expressly set forth herein or in the Security Agreement, any other Collateral Document or any other Loan Document, no Person holding Cash Management Obligations or Swap Agreement Obligations that obtains the benefits of any Collateral by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral or amendment to any Loan Document (including any Collateral Document))

other than in its capacity as a Lender or Administrative Agent and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Swap Agreement Obligations except to the extent expressly required hereunder, provided that the Administrative Agent has received a Secured Obligation Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Person holding such Secured Obligations.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations and Swap Agreement Obligations in the case of the Termination Date.
ARTICLE 10

MISCELLANEOUS
Section 10.1 Notices.
(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i) if to any Borrower:

RCM Technologies, Inc.
2500 McClellan Avenue, Suite 350
Pennsauken, New Jersey 08109
Attn:  Bradley Vizi, President & CEO
Telecopy No.: 856-488-8833

with copies to:     White & Williams, LLP
1800 One Liberty Place
Philadelphia, Pennsylvania  19103
Attention: Jennifer Santangelo, Esquire

(ii)	the Administrative Agent or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.1; and
(iii)	if to any other Credit Party, the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications.  Notices and other communications to the Credit Parties hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Credit Party pursuant to Article 2 if such Credit Party has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c) Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)	Platform.
(i)
Each of the Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the L/C Issuer and the other Lenders by posting the Communications on the Platform and that certain of the Lenders (each, a "Public Lender") may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons' securities.

(ii)
Each Borrower hereby acknowledges hereby agrees that so long as any Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders and that:  (A) all such Communications shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, means that the word "PUBLIC" shall appear prominently on the first page thereof; (B) by marking "PUBLIC," the Borrowers shall be deemed to have authorized the Administrative Agent, Lead Arranger and the Lenders to treat such Communications as not containing any material non-public information (although it may be sensitive and proprietary) with respect to any Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 10.14); (C) all Communications marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Side Information"; and (D) the Administrative Agent and the Lead Arranger shall be entitled to treat any Communications that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Side Information".

(iii)
The Platform is provided "as is" and "as available."  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to any Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower's or the Administrative Agent's transmission of communications through the Platform.

Section 10.2 Waivers; Amendments.
(a) No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan and/or the issuance, amendment, extension or renewal of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.
(b) Except as expressly provided by Section 2.11, Section 3.3(b), or in the other paragraphs of this Section 10.2, neither this Agreement, any other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers, the Administrative Agent and the Required Lenders, or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:
(i)
extend or increase any Revolving Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article 4 or the waiver of any Default or Event of Default shall not constitute an extension or increase of any Revolving Commitment of any Lender);

(ii)
reduce the principal amount of any Loan or any reimbursement obligation with respect to a L/C Disbursement, or reduce the rate of any interest, or reduce any fees or other amounts, payable under the Loan Documents, without the written consent of each Credit Party directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend or modify any Financial Covenant, any defined terms used therein or the definition of "Default Rate" or to waive any obligation of the Borrowers to pay interest at the Default Rate, in each case, notwithstanding the fact that any such amendment or modification actually results in reduction in the rate of interest or fees;

(iii)
postpone any date scheduled for any payment of principal of, or interest on, any Loan or reimbursement obligation with respect to any L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone the stated termination or expiration of the Revolving Commitments or reduce the amount of or postpone the date of any prepayment required by Section 2.6(b) without the written consent of each Credit Party directly and adversely affected thereby;

(iv)
except as provided in Section 2.9 and subsection (c) below change any provision hereof in a manner that would alter the pro rata sharing of payments required by Section 2.7(b) or the pro rata reduction of Revolving Commitments required by Section 2.4(d), without the written consent of each Credit Party directly and adversely affected thereby;

(v)
change any of the provisions of this Section or the definition of the term "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder;

(vi)	amend, modify or waive any provision of Section 2.9 without the written consent of the Administrative Agent and the L/C Issuer;
(vii)
change the currency in which any Revolving Commitment or Loan is, or is to be, denominated, Letters of Credit are to be issued or payment under the Loan Documents is to be made without the written consent of each Lender directly affected thereby; or

(viii)
release all or substantially all of the Collateral from the Liens of the Loan Documents (except as expressly provided in the applicable Collateral Document or in connection with a transaction permitted by Section 7.2), without the consent of each Lender; and

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of (A) the Administrative Agent, unless in writing executed by the Administrative Agent, and (B) any Issuing Bank, unless in writing executed by such Issuing Bank, in each case in addition to the Borrowers and the Lenders required above.
(c) Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.
(d) In addition, notwithstanding anything in this Section 10.2 to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.

Section 10.3 Expenses; Indemnity; Damage Waiver.
(a) Costs and Expenses.  The Borrowers, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, Lead Arranger and their respective Affiliates (including Attorney Costs of counsel for the Administrative Agent), in connection with the syndication of the Revolving Facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, Lead Arranger or any Credit Party (including Attorney Costs of the Administrative Agent or any Credit Party), in connection with the enforcement or protection of its rights (whether through negotiations, legal proceedings or otherwise) (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.3, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b) Indemnification by Borrowers.  The Borrowers, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), each Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including Attorney Costs), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to any Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether any Indemnitee is a party thereto or (v) any government investigation, audit, hearing or enforcement action resulting from any Borrower's or any of its Affiliate's noncompliance (or purported noncompliance) with any applicable Sanctions, other Anti-Terrorism Laws or Anti-Corruption Laws (it being understood and agreed that the Indemnitees shall be entitled to indemnification pursuant to this clause (including indemnification for fines, penalties and other expenses) regardless of whether any adverse finding is made against any Borrower or any of its Affiliates), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if such Borrower has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  To the extent that the indemnity set forth above in this paragraph shall be held to be unenforceable in whole or in part because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified amounts incurred by Indemnitees or any of them.

(c) Reimbursement by Lenders.  To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 10.3 to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, or such Related Party, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender's share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the L/C Issuer solely in its capacity as such, only the Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.7(d).
(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e) Payments.  All amounts due under this Section 10.3 shall be payable promptly and in no event later than ten days after demand therefor.
Section 10.4 Successors and Assigns.
(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 10.4, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.4 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section 10.4 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 10.4 and, to the extent expressly contemplated hereby, the Related Parties of each of Credit Party) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)	Minimum Amounts.
(A)
in the case of an assignment of the entire remaining amount of the assigning Lender's Revolving Commitment and/or the Loans at the time owing to it (in each case with respect to any Revolving Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section 10.4 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)
in any case not described in paragraph (b)(i)(A) of this Section 10.4, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)
Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Revolving Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.

(iii)	Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 10.4 and, in addition:
(A)
the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender (other than a Defaulting Lender), an Affiliate of a Lender (other than a Defaulting Lender) or an Approved Fund, provided that the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within five Business Days after written notice of such assignment shall have delivered to the Borrowers; and provided, further, that the Borrowers' consent shall not be required during the primary syndication of the Revolving Facility;

(B)
the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)	the consent of the L/C Issuer shall be required for any assignment in respect of the Revolving Facility.
(iv)
Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  In addition, each assignee shall, on or before the effective date of such assignment, deliver to the Borrowers and the Administrative Agent certification as to exemption from deduction or withholding of any United States Taxes in accordance with Section 3.6(g).

(v)
No Assignment to Certain Persons.  No such assignment shall be made to (A) any Borrower or any of Affiliates or Subsidiaries of a Borrower, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof or (C) a Person who, at the time of such assignment, is a Sanctioned Person if such assignment would violate applicable law.

(vi)
No Assignment to Natural Persons.  No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(vii)
Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the prior written consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.5 and Section 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than (w) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (x) a Borrower or any Affiliates or Subsidiaries of a Borrower, (y) any Defaulting Lender or any of its subsidiaries or (z) a Person who, at the time of such participation, is a Sanctioned Person if the sale of such participation would violate applicable law) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and each Credit Party shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.2(b) that affects such Participant.  Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.4, 3.5 and 3.6 (subject to the requirements and limitations therein, including the requirements under Section 3.6 (it being understood that the documentation required under Section 3.6(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.7 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.5 or 3.6, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrowers' request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.7(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.7(h) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f) Cashless Settlement.  Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.
Section 10.5 Survival.  All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans and the issuance of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any L/C Obligation or any fee or any other amount payable under the Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated.  The provisions of Sections 3.4, 3.5, 3.6, 10.3, 10.9, and 10.10 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or the Termination Date.
Section 10.6 Counterparts; Integration; Effectiveness; Electronic Execution.
(a) Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments.  The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 10.7 Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 10.8 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Credit Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Credit Party or any such Affiliate to or for the credit or the account of any Borrower or any of its Subsidiaries against any and all of the obligations of such Borrower or such Subsidiary now or hereafter existing under this Agreement or any other Loan Document to such Credit Party or Affiliate, irrespective of whether or not such Credit Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or Subsidiary may be contingent or unmatured or are owed to a branch or office of such Credit Party different from the branch or office holding such deposit or obligated on such indebtedness, provided, that in the event that any Defaulting Lender shall exercise any right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.8 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Credit Party and its Affiliates under this Section 10.8 are in addition to other rights and remedies (including other rights of setoff) that such Credit Party and its Affiliates may have.  Each Credit Party agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 10.9 Governing Law; Jurisdiction; Consent to Service of Process.
(a) Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

(b) Submission to Jurisdiction.  Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the federal and state courts of the Commonwealth of Pennsylvania located in Philadelphia County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Pennsylvania State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Borrower or its properties in the courts of any jurisdiction.
(c) Waiver of Objection to Venue.  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 10.9.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Service of Process.  Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 10.10 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.11 Payments Set Aside.  To the extent that any payment by or on behalf of a Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or Fraudulent Transfer Law, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate.

Section 10.12 Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 10.13 Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or L/C Obligation, together with all fees, charges and other amounts that are treated as interest thereon under applicable law (collectively the "charges"), shall exceed the maximum lawful rate (the "maximum rate") that may be contracted for, charged, taken, received or reserved by the Lender holding an interest in such Loan or L/C Obligation in accordance with applicable law, the rate of interest payable in respect of such Loan or L/C Obligation hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan or L/C Obligation but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or L/C Obligations or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 10.14 Treatment of Certain Information; Confidentiality.
(a) Each Credit Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrower, its Subsidiaries or the Revolving Facility or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Facility, (viii) with the consent of the Borrowers or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.14 or (B) becomes available to the Administrative Agent, any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than a Borrower or (C) is independently generated by the Administrative Agent, any Credit Party or any of their respective Affiliates.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, league table providers and other similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Revolving Commitments.

(b) For purposes of this Section, "Information" means all information received from any Borrower or any of its Subsidiaries relating to any Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any other Credit Party on a non-confidential basis prior to disclosure by any Borrower or any Subsidiary or that is independently prepared by the Administrative Agent or any other Credit Party, provided that, in the case of information received from any Borrower or any of its Subsidiaries after the Agreement Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding anything herein to the contrary, "Information" shall not include, and each Credit Party (and their Affiliates and respective partners, directors, officers, employees, agents, advisors and representatives) may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Credit Party relating to such tax treatment and tax structure.
(c) The Borrowers agree, on behalf of themselves and their Affiliates, that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the other Loan Documents without the prior written consent of such Person, unless (and only to the extent that) the Borrowers or such Affiliate is required to do so under law and then, in any event, the Borrowers or such Affiliate will consult with such Person before issuing such press release or other public disclosure.
(d) The Borrowers consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the Transactions using the name, product photographs, logo or trademark of the Borrowers.
Section 10.15 USA PATRIOT Act Notice.  Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the USA PATRIOT Act.  Each Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the USA PATRIOT Act.
Section 10.16 No Fiduciary Duty.  Each Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arranger, the Documentation Agent, the Syndication Agent, the other Credit Parties and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lead Arranger, the Documentation Agent, the Syndication Agent, the other Credit Parties or their respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.
Section 10.17 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)	the effects of any Bail-in Action on any such liability, including, if applicable:
(i)	a reduction in full or in part or cancellation of any such liability;
(ii)
a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
Section 10.18 Certain ERISA Matters.
(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower, that at least one of the following is and will be true:
(i)
such Lender is not using "plan assets" (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Revolving Commitments,

(ii)
the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement,

(iii)
(A) such Lender is an investment fund managed by a "Qualified Professional Asset Manager" (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, or

(iv)	such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower, that:
(i)
Neither the Administrative Agent nor any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)
the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)
the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Loan Document Obligations),

(iv)
the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Revolving Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)
no fee or other compensation is being paid directly to the Administrative Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Revolving Commitments or this Agreement.

(c) The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Revolving Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Revolving Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, Unused Facility Fees, arrangement fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker's acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:             RCM TECHNOLOGIES, INC.

By: /s/Kevin D. Miller

Name: Kevin D. Miller

Title: CFO

RCM TECHNOLOGIES (USA), INC.

By: /s/Kevin D. Miller

Name: Kevin D. Miller

Title: CFO

PROGRAMMING ALTERNATIVES
OF MINNESOTA, INC.

By: /s/Kevin D. Miller

Name: Kevin D. Miller

Title: CFO

RCMT DELAWARE, INC.

By: /s/Kevin D. Miller

Name: Kevin D. Miller

Title: CFO

RCM TECHNOLOGIES CANADA CORP.

By: /s/Kevin D. Miller

Name: Kevin D. Miller

Title: CFO

Signature Page to Third Amended and Restated Loan Agreement

RCMT EUROPE HOLDINGS, INC.

By: /s/Kevin D. Miller

Name: Kevin D. Miller

Title: CFO

AGENT:	CITIZENS BANK OF PENNSYLVANIA, as Administrative Agent and Arranger

By: /s/Lisa S. Williams

Name: Lisa S. Williams

Title: SVP

LENDERS:               CITIZENS BANK OF PENNSYLVANIA, as Lender

By: /s/Lisa S. Williams

Name: Lisa S. Williams

Title: SVP

214839264v4
Signature Page to Third Amended and Restated Loan Agreement